UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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UDR, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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April 2, 2010

Dear Fellow Stockholders:

It is my pleasure to invite you to attend our Annual Meeting of Stockholders. The meeting will be held on May 14, 2010, at 11:00 a.m. local time at the Hilton New York, 1335 Avenue of the Americas, New York, New York.

We have elected to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the Internet. We believe that these rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

The business to be conducted at the meeting is set forth in the formal notice of annual meeting of stockholders and proxy statement that accompany this letter. At the meeting we will also report on the company’s performance and respond to questions.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote your shares electronically through the Internet, by telephone or, if you have requested and received a paper copy of the proxy statement, by completing, signing and returning the paper proxy card enclosed with the proxy statement. Voting through the Internet or by telephone will eliminate the need to return your proxy card.

Sincerely,
UDR, INC.

JAMES D. KLINGBEIL
Chairman of the Board of Directors

UDR, INC.

1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540
Tel: 720.283.6120 Fax: 720.283.2452

April 2, 2010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of UDR, Inc. will be held at the Hilton New York, 1335 Avenue of the Americas, New York, New York, on May 14, 2010, at 11:00 a.m. local time, for the following purposes:

1. To elect nine directors to serve for the ensuing year.

2. To ratify the appointment of Ernst & Young LLP to serve as independent auditors for the year ending December 31, 2010.

3. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

On or about April 2, 2010, we intend to mail to our stockholders a notice containing instructions on how to access our 2010 proxy statement and our annual report for the year ended December 31, 2009, and how to vote online. The notice also provides instructions on how you can request a paper copy of these documents if you desire, and how you can enroll in e-delivery. If you received your annual materials via email, the email contains voting instructions and links to our annual report and proxy statement on the Internet.

By Order of the Board of Directors

WARREN L. TROUPE
Senior Executive Vice President
and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for UDR, Inc.’s Annual Meeting of Stockholders to be held on May 14, 2010.

This Notice of Annual Meeting and Proxy Statement and UDR, Inc.’s Annual Report/Form 10-K for the year ended December 31, 2009 are available on the Internet at the following website: www.proxyvote.com.

Page

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND RELATED PROXY MATERIALS	1
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?	1
Why did you provide this proxy statement to me?	1
What is being voted on at the annual meeting?	2
Who can vote?	2
What constitutes a quorum in order to hold and transact business at the meeting?	2
How do I vote?	2
How will my proxy be voted?	3
Will other matters be voted on at the annual meeting?	3
Can I revoke my proxy and change my vote?	3
What vote is required for the proposals if a quorum is present?	3
Who will tabulate the votes?	3
What is an abstention, and how will it affect the vote on a proposal?	4
What are broker non-votes, and how will they affect the vote on a proposal?	4
Who is soliciting the proxy, and who will pay for the proxy solicitation?	4
Where do I find the voting results of the meeting?	4
CORPORATE GOVERNANCE MATTERS	4
Corporate Governance Overview	4
Responsibilities of the Board of Directors	5
Director Education	5
Director Evaluations	6
Identification and Selection of Nominees for Directors	6
Director Rotation and Retirement	7
Director Independence	7
Independence of Audit, Compensation and Governance Committees	7
Audit Committee Financial Expert	7
Executive Sessions of Independent Directors	7
Directors’ Share Ownership Guidelines	8
Compensation Committee Interlocks and Insider Participation	8
Role of Compensation Consultant	8
Communicating with the Board of Directors	8
Board of Directors and Committee Meetings	9
Board Leadership Structure and Role Oversight	10
Board Attendance at Annual Meeting	11
COMPENSATION OF DIRECTORS	12
Director Compensation Table	12
Director Compensation Table Discussion	13
PROPOSAL NO. 1 ELECTION OF DIRECTORS	14
Vote Required and Board of Directors’ Recommendation	17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	18

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the board of directors of UDR, Inc., a Maryland corporation, for use at our Annual Meeting of Stockholders to be held on May 14, 2010, and at any adjournment, continuation or postponement of the meeting. These proxy materials are being provided to stockholders on or about April 2, 2010.

We use a number of abbreviations in this proxy statement. We refer to the company as “the company,” “we,” “us” or “our” and to our board of directors as “board” or “board of directors.” The term “proxy materials” includes this proxy statement, as well as the enclosed proxy card. References to “fiscal 2009” and “fiscal 2010” mean our 2009 fiscal year which began on January 1, 2009 and ended on December 31, 2009, and our 2010 fiscal year which began on January 1, 2010 and will end on December 31, 2010, respectively. Our 2010 Annual Meeting of Stockholders to be held on May 14, 2010 is simply referred to as the “meeting.”

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
AND RELATED PROXY MATERIALS

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we may now furnish proxy materials, including this proxy statement and our 2009 Annual Report, by providing access to such documents on the Internet. Most stockholders will not receive printed copies of the proxy materials unless they request them, in which case printed copies of the proxy materials will be provided at no charge.

Instead of mailing a printed copy of our proxy materials to each stockholder of record, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) was mailed to such stockholders on or about April 2, 2010 that instructs you as to how you may access and review all of the proxy materials on the Internet. The Notice of Internet Availability also instructs you as to how you may submit your proxy on the Internet or by telephone.

Any stockholder may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by following the instructions set forth in the Notice of Internet Availability. Choosing to receive future proxy materials by e-mail will save us the cost of printing and delivering documents to stockholders and will reduce the environmental impact of our annual meetings. A stockholder’s election to receive proxy materials by e-mail will remain in effect until the stockholder terminates the election.

Why did you provide this proxy statement to me?

We are providing this proxy statement and proxy card to you on the Internet or, upon your request, we are sending printed versions of this proxy statement and proxy card to you by mail, because you owned shares of our common stock and/or our Series E preferred stock or our Series F preferred stock at the close of business on March 1, 2010, which is the record date for the meeting. This proxy statement describes matters on which we would like you, as a stockholder, to vote. It also gives you information on these matters so that you can make an informed decision.

When you vote, you appoint James D. Klingbeil and Thomas W. Toomey, or either of them, as your representatives at the meeting. Messrs. Klingbeil and Toomey will vote your shares at the meeting as you instructed them when you voted. This way, your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should vote by telephone, through the Internet or, if you have requested and received a paper copy of the proxy statement, by completing, signing and returning the paper proxy card enclosed with this proxy statement in advance of the meeting, just in case your plans change.

What is being voted on at the annual meeting?

At the meeting, stockholders entitled to vote will act upon the matters set forth in the accompanying notice of annual meeting of stockholders.

Who can vote?

The holders of shares of our common stock and our Series E and Series F preferred stock outstanding at the close of business on the record date are entitled to receive notice of the meeting and are entitled to one vote for each share held on each proposal presented at the meeting. Cumulative voting is not permitted.

What constitutes a quorum in order to hold and transact business at the meeting?

The presence, in person or by proxy, of holders of at least a majority of the total number of shares of our outstanding common stock, Series E preferred stock and Series F preferred stock, taken together, as of the record date, constitutes a quorum that is required to hold the meeting and to conduct business. If a quorum is not present at the meeting, the meeting may be adjourned from time to time until a quorum is obtained. Your shares will be counted as being present at the meeting if you vote your shares in person at the meeting, if you vote your shares by telephone or through the Internet, or if you submit a properly executed proxy card. Votes against a particular proposal will be counted both to determine the presence of a quorum and to determine whether the requisite number of votes has been obtained to approve the proposal. Abstentions, broker non-votes, which are explained below, and shares as to which authority to vote on any proposal is withheld, are each included in the determination of the number of shares present at the meeting for purposes of obtaining a quorum. Each will be tabulated separately.

At the record date, we had 156,058,930 shares of common stock, 2,803,812 shares of Series E preferred stock and 2,959,428 shares of Series F preferred stock issued and outstanding.

How do I vote?

For Shares Directly Registered in Your Name

If you hold your shares in your own name as holder of record with Wells Fargo Shareowner Services, there are four different ways to vote:

•	Internet: You can go to http://www.proxyvote.com and vote through the Internet.

•	Telephone: You can submit your vote by proxy over the telephone by following the instructions provided on the separate proxy card if you received a printed set of the proxy materials.

•	Mail: If you have requested and received a paper copy of the proxy statement, you can mark, sign, date and return the paper proxy card enclosed with the proxy statement in the postage-paid envelope that we have provided to you. Please note that if you vote through the Internet or by telephone, you do not need to return your proxy card.

•	In person: If you are a stockholder as of the record date, you may vote in person at the meeting. Submitting a proxy prior to the meeting will not prevent a stockholder from attending the meeting and voting in person.

All valid proxies received and not revoked prior to the meeting will be voted in accordance with each stockholder’s instructions.

For Shares held in “Street Name”

If your shares are held by a brokerage firm, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee that you must follow in order to have your shares voted. “Street name” stockholders who wish to vote in person at the meeting will need to obtain a proxy form from the brokerage firm, bank or other nominee that holds their shares of record.

In addition, a number of brokers and banks are participating in a program provided through Broadridge Financial Solutions, Inc. (“Broadridge”) that offers telephone and Internet voting options. This program is different from the program provided by Wells Fargo Shareowner Services for shares registered directly in the name of the stockholder. If your shares are held in an account with a broker or a bank participating in the Broadridge program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at the Broadridge voting website (www.proxyvote.com).

How will my proxy be voted?

All shares represented by properly executed proxies received in time for the meeting will be voted at the meeting in accordance with the instructions marked thereon or otherwise as provided therein, unless such proxies have previously been revoked. Unless instructions to the contrary are marked, or if no instructions are specified, shares represented by proxies will be voted:

•	FOR the election of all nominees for director.

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2010.

Will other matters be voted on at the annual meeting?

We have not received notice of any other matters that may properly be presented at the meeting. However, if a matter comes up for vote at the meeting that is not described in this proxy statement or listed on the proxy card, Messrs. Klingbeil and Toomey will vote your shares, under your proxy, in their discretion. It is the intention of Messrs. Klingbeil and Toomey to vote the shares they represent as directed by the board of directors.

Can I revoke my proxy and change my vote?

Yes, you may revoke your proxy at any time prior to the date of the meeting by:

•	submitting a later-dated vote in person at the meeting, through the Internet, by telephone or, if you originally voted by returning a paper proxy card to us, by mail; or

•	delivering instructions to the attention of the Corporate Secretary at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540. Any notice of revocation sent to us must include the stockholder’s name and must be received prior to the date of the meeting to be effective.

What vote is required for the proposals if a quorum is present?

•	The affirmative vote of a plurality of the votes cast with respect to Proposal No. 1 is required to elect directors.

•	The affirmative vote of a majority of the votes cast is required to approve Proposal No. 2.

Who will tabulate the votes?

Broadridge will tabulate votes cast by proxy by an automated system. Votes cast by proxy or in person at the meeting will be counted by the persons appointed by us to act as election inspectors for the meeting.

What is an abstention, and how will it affect the vote on a proposal?

An “abstention” occurs when the beneficial owner of shares is present, in person or by proxy, and entitled to vote at the meeting (or when a nominee holding shares for a beneficial owner is present and entitled to vote at the meeting), but such person does not vote on the particular proposal. For purposes of Proposal Nos. 1 and 2, abstentions will not be counted as votes cast and will have no effect on the results of the vote with respect to such proposals, although abstentions will be considered present for the purpose of determining the presence of a quorum.

What are broker non-votes, and how will they affect the vote on a proposal?

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Under applicable rules, brokers or other nominees have discretionary voting power with respect to matters that are considered routine, but not with respect to non-routine matters. Proposal No. 1 (the election of directors) is considered a non-routine matter and Proposal No. 2 (ratification of independent auditors) is considered a routine matter. A broker or other nominee cannot vote without instructions on non-routine matters such as Proposal No. 1, and therefore there may be broker non-votes on Proposal No. 1. For purposes of Proposal Nos. 1 and 2, broker non-votes are not deemed to be votes cast for purposes of determining whether stockholder approval has been obtained. Therefore, broker non-votes will have no effect on the voting results for Proposal Nos. 1 or 2, although they will be considered present for the purpose of determining the presence of a quorum.

Who is soliciting the proxy, and who will pay for the proxy solicitation?

This solicitation is being made on behalf of our board of directors, but may also be made without additional remuneration by our officers or employees by telephone, telegraph, facsimile transmission, e-mail or personal interview. We will bear the expense of the preparation, printing and delivery of the enclosed form of proxy, notice of annual meeting of stockholders and this proxy statement and any additional material relating to the meeting that may be furnished to our stockholders by our board subsequent to the furnishing of this proxy statement. We will reimburse banks and brokers who hold shares in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares. To obtain the necessary representation of stockholders at the meeting, supplementary solicitations may be made by mail, telephone or interview by our officers or employees, without additional compensation.

Where do I find the voting results of the meeting?

We will announce the preliminary voting results at the meeting and publish the final results in a Current Report on Form 8-K filed with the SEC within four business days following the meeting.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Overview

We believe that effective and transparent corporate governance is critical to our long-term success and our ability to create value for our stockholders. We frequently review our corporate governance policies, monitor emerging developments in corporate governance and enhance our policies and procedures when our board of directors determines that it would benefit our company and our stockholders to do so.

We maintain a corporate governance page on our website that includes key information about UDR’s corporate governance, including our Statement on Corporate Governance, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, Related Person Transactions Policy and the charters for the Audit and Risk Management Committee (the “Audit Committee”), the Compensation and Management Development Committee (the “Compensation Committee”), and the Governance Committee of the board of directors, all of which can be found at www.udr.com by clicking on “Corporate” then on “Corporate Governance.” The documents noted above will also be provided without charge to any stockholder who requests them. Any changes to these documents, and any waivers granted by us with respect to our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers, will be posted on our website.

We also monitor our corporate governance policies and practices to maintain compliance with the provisions of the Sarbanes-Oxley Act of 2002, rules of the SEC and the corporate governance rules of the New York Stock Exchange (“NYSE”). Our policies and practices meet, and in many cases exceed, the listing requirements of the NYSE, applicable SEC rules and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The board of directors has adopted clear corporate governance policies;

•	Nine of the ten current board members (ten of the eleven board members in 2009) are independent directors as defined by the NYSE;

•	The independent directors meet regularly without the presence of management;

•	All members of the Audit Committee, Compensation Committee and Governance Committee are independent directors;

•	The Chairman and the Vice-Chairman of the Board are independent directors;

•	The charters of the board committees clearly establish their respective roles and responsibilities;

•	The board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees;

•	We have a Code of Ethics for Senior Financial Officers that applies to our senior financial officers; and

•	We have a hotline available to all employees, and our Audit Committee has procedures in place for the anonymous submission of any employee complaint, including those relating to accounting, internal controls or auditing matters.

Responsibilities of the Board of Directors

In addition to each director’s basic duties of care and loyalty, the board has separate and specific obligations under our Statement on Corporate Governance. Among other things, these obligations require directors to effectively monitor management’s capabilities, compensation, risk oversight, leadership and performance, without undermining management’s ability to successfully operate the business. In addition, the board and the board’s committees have the authority to retain outside legal, accounting or other advisors, as necessary, to carry out their responsibilities.

Director Education

All directors are expected to be knowledgeable about the company and its industry and to understand their duties and responsibilities as directors. The company recognizes the importance of continuing education for directors and is committed to supporting continuing director education in order to enhance board and committee performance. We conduct periodic continuing education for directors and, at a director’s request, we will arrange for the director’s participation in cost-effective continuing education programs offered by third parties that are relevant to the director’s role as a board and committee member.

All of our independent directors are expected to participate in orientation programs upon the recommendation of our Governance Committee. In addition, orientation sessions are conducted by senior management to familiarize directors with the company’s strategic plans, significant financial, accounting and risk management issues, our compliance programs, our Code of Business Conduct and Ethics, and our principal officers, internal and external auditors.

Director Evaluations

The board, acting through the Governance Committee, annually evaluates the effectiveness of the board collectively and of board members individually, and the performance of each standing board committee. The Governance Committee determines the appropriate means for this evaluation.

Identification and Selection of Nominees for Directors

The Governance Committee serves as our nominating committee. The Governance Committee works closely with the Chairman of the Board and recommends to the board of directors criteria for open board positions, taking into account such factors as it deems important, including, among others, the current composition of the board, the range of talents, experiences, expertise and skills that would complement those already represented on the board and those that would help achieve the company’s goals. The Governance Committee will consider, among other things, whether a potential director nominee has the time available, in light of other business and personal commitments, to perform the responsibilities required for effective service on the board. The Governance Committee considers candidates for board membership suggested by its members and other board members, as well as management, our stockholders and any director search firm retained by the board, using the same criteria to evaluate all candidates.

The board believes its effectiveness is enhanced by being comprised of individuals with diverse backgrounds, skills and experience that are relevant to the role of the board and the needs of our business. Accordingly, the board, through the Governance Committee, will regularly review the changing needs of the business and the skills and experience resident in its members, with the intention that the board will be periodically “renewed” as certain directors rotate off and new directors are recruited. The board’s commitment to diversity and renewal will be tempered by the need to balance change with continuity and experience. The board believes that its commitment in this regard has been effective in establishing a board that consists of members with diverse backgrounds, skills and experience that are relevant to the role of the board and the needs of the business, and the board will continue to monitor the effectiveness of these efforts as part of its periodic self-assessment process.

Once the Governance Committee has identified a potential director nominee, the Governance Committee, in consultation with the Chairman of the Board and our Chief Executive Officer, will evaluate the prospective nominee against the specific criteria that the Governance Committee has established, as well as the standards and qualifications contained in our Statement on Corporate Governance. If the Governance Committee, in consultation with the Chairman of the Board and our Chief Executive Officer, determines, based upon its preliminary review, to proceed with further consideration, then members of the Governance Committee and the board, as appropriate, interview the prospective nominee. After completing this evaluation and interview, the Governance Committee makes a recommendation to the board, which makes the final determination whether to nominate or appoint the new director.

In addition to any other applicable requirements, Section 2.11 of our Amended and Restated Bylaws sets forth the procedures and requirements relating to nominations of directors by stockholders. Any stockholder who wishes to recommend a prospective nominee for consideration must submit the following information no sooner than December 3, 2010 and no later than January 2, 2011:

•	Biographical information about the candidate, including the name, age, business address and residence address of the person;

•	The principal occupation or employment of the candidate and a statement about his or her qualifications;

•	The class and number of shares of our stock beneficially owned by the candidate;

•	Any other information required to be disclosed about the candidate under the SEC’s proxy rules (including the candidate’s written consent to being named in the proxy statement and to serve as a director, if nominated and elected); and

•	The names and addresses of the stockholder(s) recommending the candidate for consideration and the class and number of shares of our stock beneficially owned by each.

Such information should be sent to the attention of our Corporate Secretary at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540.

Director Rotation and Retirement

Directors are elected annually for a term of one-year. The board does not impose arbitrary limits on the number of terms a director may serve. However, the Governance Committee will consider various criteria, including a director’s contribution to the board, in determining whether or not to recommend a director for re-election. Employee directors are required to resign as a director after ceasing to be an employee, unless the board asks them to continue to serve. The Chairman will refer the resignation to the Governance Committee for review. The board will decide, in light of the circumstances and the recommendation of the Governance Committee, the date at which the resignation will become effective. A vacancy created by a director’s retirement may be filled by a majority of the remaining directors in accordance with our bylaws. A director so appointed to fill the vacancy will stand for re-election at the first annual meeting of stockholders following that director’s appointment to the board if recommended for re-election by the Governance Committee. In addition, the company requires that directors tender their resignation when their present position or job responsibility changes significantly. The board then decides, in light of the circumstances and the recommendation of the Governance Committee, whether to accept such resignation.

Director Independence

The board’s policy is that a significant majority of its members should be independent directors (see our Statement on Corporate Governance, which is available on our website at www.udr.com). Each year the board affirmatively determines that each director has no material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has such a relationship with the company), as defined under the NYSE listing standards and the company’s director independence standards. The board has determined that all directors who served in 2009 and all directors who are standing for election at the meeting are independent under both sets of standards, except Mr. Toomey, who is not independent because he is the company’s Chief Executive Officer and President. Additional information about each of the directors standing for election is set forth under Proposal No. 1 in this proxy statement. In making these independence determinations, the board considered information submitted by the directors in response to directors’ questionnaires and information obtained from the company’s internal records.

Independence of Audit, Compensation and Governance Committees

The Audit, Compensation and Governance Committees consist entirely of independent directors, as defined in the NYSE listing standards and the company’s director independence standards. Each member of the Audit Committee also satisfies the additional independence requirements set forth in rules under the Securities Exchange Act of 1934.

Audit Committee Financial Expert

Each member of the Audit Committee is financially literate, and the board has determined that each member of the Audit Committee is an “audit committee financial expert” within the meaning of the SEC’s regulations.

Executive Sessions of Independent Directors

Our independent directors hold regularly scheduled executive sessions at which our independent directors meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the board of directors. The Chairman of the Board, or the Vice Chair in the Chairman’s absence, presides as chairman of these executive sessions. Both the Chairman of the Board and the Vice Chair are independent directors.

Directors’ Share Ownership Guidelines

Our Statement on Corporate Governance provides that each director is expected to develop a meaningful equity stake in our company over time and that after the second anniversary of election to the board of directors, each director is required to own a minimum of 5,000 shares of our common stock. Each of our directors currently owns shares in an amount sufficient to comply with these guidelines.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee in fiscal 2009 were Katherine A. Cattanach (Chairperson), Jon A. Grove, James D. Klingbeil, Thomas R. Oliver and Lynne B. Sagalyn. None of the members of the Compensation Committee during fiscal 2009 or as of the date of this proxy statement is a former or current officer or employee of the company or has any interlocking relationships as set forth in applicable SEC rules. In addition, during 2009 or as of the date of this proxy statement, none of our executive officers has served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

Role of Compensation Consultant

Our Compensation Committee is responsible for developing and administering compensation programs for (1) our directors, (2) our executive officers, including base salaries and short-term and long-term incentive compensation plans, and (3) long-term incentive compensation plans for all of our associates. The members of the Compensation Committee meet each year in executive session, without the CEO present, to evaluate the performance of our CEO. Our CEO makes recommendations to, and consults with, the Compensation Committee as to the amount of proposed base salaries for the executive officers who report directly to our CEO.

The Compensation Committee has the sole authority to retain and terminate any compensation consultants to be used to assist in establishing compensation for our directors, our CEO and our senior executives and to approve such consultants’ fees and other retention terms. The Compensation Committee directly engaged Mercer (US) Inc., or “Mercer,” a nationally recognized consulting firm, to conduct a market pay analysis to assess the total compensation competitiveness of our executive officers for 2009. Mercer reports directly to the Compensation Committee and the Compensation Committee is free to replace Mercer or to hire additional consultants from time to time.

As part of its engagement, Mercer provided the Compensation Committee and our CEO with a market pay analysis of composite market values for base salary, total cash compensation (consisting of base salary plus annual incentives), long-term incentive compensation and total direct compensation for our executive officers and certain other officers. In addition, Mercer reviewed the competitiveness of the pay levels of our named executive officers (as defined below under “Executive Compensation”) against pay levels for a diversified public REIT peer group of comparably-sized REITs, a number of whom are direct competitors with the company. For our named executive officers other than the CEO, the Compensation Committee also considers recommendations from the CEO and from executive officers who report directly to the CEO.

Neither Mercer nor any of its affiliates provided any other services to UDR in 2009 except as described above.

Communicating with the Board of Directors

Our board of directors provides a process for stockholders and all other interested parties to send communications to the board. Any stockholder and all other interested parties who wish to communicate with the board of directors or any specific director, including independent directors, the Chairman, or committee members, may write to:

UDR, INC.
Attn: Board of Directors
1745 Shea Center Drive,
Suite 200
Highlands Ranch, Colorado 80129-1540

Depending on the subject matter of the communication, management will:

•	forward the communication to the director or directors to whom it is addressed (matters addressed to the Chairman of the Board will be forwarded unopened directly to the Chairman);

•	attempt to handle the inquiry directly where the communication does not appear to require direct attention by the board, or an individual member, e.g., the communication is a request for information about the company or is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Stockholders and all other interested parties may submit concerns regarding accounting matters via the company’s third-party anonymous reporting system at www.mysafeworkplace.com or by calling 1-800-461-9330. Instructions for making a report are published in the Corporate Governance subsection of the Investor Relations section of the company’s website at www.udr.com.

Board of Directors and Committee Meetings

The board of directors held nine meetings during fiscal 2009, including four meetings that were held by teleconference. No director attended fewer than 75% of the aggregate of (1) the total number of meetings of the board of directors, and (2) the total number of meetings held by all committees of the board of directors on which he or she served during fiscal 2009. The board of directors has standing Audit, Compensation, Governance and Executive Committees to assist it in discharging its duties. Information regarding each committee is set forth below.

			Number of
			Meetings
Committee	Members on 12/31/2009	Key Functions	in 2009

Audit	Thomas C. Wajnert(1) Robert P. Freeman Jon A. Grove Thomas R. Oliver Mark J. Sandler	• Assists the board in its general oversight of our accounting financial reporting process, audits of our financial statements, internal controls and internal audit functions • Appointment, compensation and oversight of our independent auditors	11
		• Represents and assists the board in its oversight of:

   •   the quality or integrity of our financial statements;
   •   our compliance with legal and regulatory requirements; and
   •   the performance of our internal audit department and independent auditors
•   Discusses the adequacy and effectiveness of our internal controls over financial reporting
•   Oversees our compliance with procedures and processes pertaining to corporate ethics and standards of business conduct
•   Establishes procedures for the receipt, retention and treatment of complaints received concerning accounting, auditing, internal controls and financial reporting matters
•   Oversees Risk Management policies and risk assessment
•   Pre-approves all non-audit services to be provided to
the company by the independent auditors

			Number of
			Meetings
Committee	Members on 12/31/2009	Key Functions	in 2009

Compensation	Katherine A. Cattanach(1) Jon A. Grove	• Administers and approves general compensation policies applicable to our key executive officers	5
	James D. Klingbeil Thomas R. Oliver	• Reviews and approves compensation for the board and its committees
	Lynne B. Sagalyn
•   Reviews and ensures the appropriate administration of
our compensation and benefit plans, programs and policies
•   Determines and approves the compensation of our Chief
Executive Officer (“CEO”)
•   Sets annual objectives for, and evaluates the
performance of, our CEO, with input from the board
•   Reviews and recommends to the board short- and
long-term compensation for the principal officers of the
company who report directly to our CEO
•   Approves all employment and severance agreements for
senior vice presidents and above
•   Develops and administers the contributions and awards,
if any, under the 401(k) and profit sharing plans and
management incentive programs and other management
compensation, if any, including the stock purchase plan
and the long-term incentive plan
•   Appointment and provide oversight of our independent
compensation consultants

Governance	Eric J. Foss(1)	• Exercises general oversight of board governance matters	4
	Robert P. Freeman Lynne B. Sagalyn	• Reviews the size, role, composition and structure of our board and its committees
	Mark J. Sandler
•   Reviews and evaluates the board and its members
•   Serves as the nominating committee for board members
•   Reviews and updates our Corporate Governance Policies
•   Considers, develops and makes recommendations to the
board regarding matters related to corporate governance
•   Ensures that each committee conducts an annual assessment

Executive	Robert C. Larson(1)(2) James D. Klingbeil	• Performs the duties and exercises the powers delegated to it by the board	0
	Thomas W. Toomey	• Meets only when board action on a significant matter is required and it is impractical or not feasible to convene a full meeting of the board of directors

(1)	Committee Chair.

(2)	Mr. Larson was Chairman of the Executive Committee until he passed away on March 11, 2010. Following Mr. Larson’s death, Mr. Klingbeil was elected Chairman of the Board and Chairman of the Executive Committee and Dr. Sagalyn was elected Vice Chair of the Board and appointed to the Executive Committee.

The Chairman of the Board is an ex-officio member of the Audit, Compensation and Governance Committees.

Board Leadership Structure and Risk Oversight

We separate the roles of the Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the company and the day to day leadership and performance of the company, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for the board meetings and presides over meetings of the full board. The board believes that the Chief Executive Officer offers the company-specific expertise and extensive industry knowledge that is necessary as we seek to strengthen our portfolio, continually improve operations and maintain access to low-cost capital, while our Chairman of the Board is able at the same time to lead the board’s efforts in oversight of the company and its management.

As stated in our Statement on Corporate Governance, the board will exercise its discretion in combining or separating the offices of Chairman of the Board and Chief Executive Officer. The determination will be based on the board’s judgment of the best interests of the company from time to time. If the offices of Chairman of the Board and Chief Executive Officer are combined or if the Chairman does not qualify as an independent director, the board will designate a Lead Independent Director, who will chair the executive sessions of the board and have such other duties as the board deems appropriate. The name of the Lead Independent Director will be disclosed in our annual proxy statement. The board’s administration of its risk oversight function has not affected the board’s leadership structure.

The board’s role in the company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal, strategic and reputational risks.

The Audit and Risk Management Committee of our board of directors, established in accordance with the applicable provisions of the Securities Exchange Act of 1934, assists the board in fulfilling its oversight responsibility by performing the following: (1) reviewing with management the company’s major financial exposures, including risk exposure to floating rate debt and the steps management has taken to monitor and control such exposures, including the company’s risk assessment process and risk management policies, (2) reviewing and discuss with management, the internal auditors and the independent auditors, the company’s policies with respect to risk assessment and risk management, (3) reviewing and discuss with management, the internal auditors and the independent auditors, the company’s policies with respect to risk assessment and risk management, and (4) establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. As set forth in the charter of the Audit Committee, no director may serve as a member of the Audit Committee if such director serves on the audit committee of more than two other public companies. No member of our Audit Committee serves on the audit committee of more than two other public companies.

Board Attendance at Annual Meeting

The board has adopted the following policy on director attendance at meetings: Absent extenuating circumstances, directors are expected to attend in person our Annual Meeting of Stockholders, all regularly scheduled board and committee meetings and to participate telephonically in regularly scheduled board and committee meetings when they are unable to attend in person. All of our directors attended our 2009 Annual Meeting of Stockholders.

COMPENSATION OF DIRECTORS

The following table provides information concerning the compensation of our directors for fiscal 2009.

Director Compensation Table

						Change in
						Pension
						Value and
						Nonqualified
	Fees Earned				Non-Equity	Deferred
	or Paid	Stock		Option	Incentive Plan	Compensation	All Other
Name	in Cash ($)	Awards ($)		Awards ($)	Compensation ($)	Earnings	Compensation ($)		Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)

Katherine A. Cattanach	$65,000	$90,000	(1)(2)	-0-	-0-	-0-	$10,110	(3)	$159,229
Eric J. Foss	65,000	90,000	(1)(2)	-0-	-0-	-0-	10,110	(3)	159,229
Robert P. Freeman	65,000	90,000	(1)(2)	-0-	-0-	-0-	10,110	(3)	159,229
Jon A. Grove	65,000	90,000	(1)(2)	-0-	-0-	-0-	10,110	(3)	159,229
James D. Klingbeil	65,000	90,000	(1)(2)	-0-	-0-	-0-	10,110	(3)	159,229
Robert C. Larson	100,000 (4)	180,000	(1)(2)	-0-	-0-	-0-	20,219	(3)	288,598
Thomas R. Oliver	65,000	90,000	(1)(2)	-0-	-0-	-0-	10,110	(3)	159,229
Lynne B. Sagalyn	65,000	90,000	(1)(2)	-0-	-0-	-0-	10,110	(3)	159,229
Mark J. Sandler	65,000	90,000	(1)(2)	-0-	-0-	-0-	10,110	(3)	159,229
Thomas W. Toomey(5)	-0-	-0-		-0-	-0-	-0-	-0-		-0-
Thomas C. Wajnert	65,000	90,000	(1)(2)	-0-	-0-	-0-	10,110	(3)	159,229

(1)	The dollar amount reflected in the “Stock Awards” column reflects the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of a grant of 6,464 shares (12,929 shares for a non-employee Chairman of the Board) of restricted common stock or $13.92 per share, which vests on the anniversary date of the grant, as discussed below under “Director Compensation Table Discussion.”

(2)	The following table sets forth the restricted stock awards and non-qualified stock option awards outstanding as of December 31, 2009 for each of our non-employee directors. Mr. Toomey’s holdings are set forth under the heading “Executive Compensation” in this proxy statement. The restrictions relating to these awards are described in more detail below under the heading “2009 Director Compensation Program.”

		Non-Qualified Stock
	Restricted Stock	Option Awards
Director	Awards Outstanding*	Outstanding

Katherine A. Cattanach	6,464	-0-
Eric J. Foss	6,464	-0-
Robert P. Freeman	6,464	-0-
Jon A. Grove	6,464	39,278
James D. Klingbeil	6,464	-0-
Robert C. Larson	12,929	20,821
Thomas R. Oliver	6,464	-0-
Lynne B. Sagalyn	6,464	22,241
Mark J. Sandler	6,464	-0-
Thomas C. Wajnert	6,464	-0-

*	Restricted stock awards that were granted on January 8, 2010 pursuant to our 2010 independent director compensation program are not included in this table but are discussed below under “2010 Director Compensation Program.”

(3)	The dollar amount in this column includes dividends on all outstanding stock awards.

(4)	Mr. Larson was Chairman of the Board of Directors until he passed away on March 11, 2010. As Chairman of the Board, he received an annual retainer of $100,000 in 2009.

(5)	Mr. Toomey is our Chief Executive Officer and President. Because he is an employee of the company, he receives no additional compensation for service as a director of the company. His total compensation for 2009 is set forth below under the heading “Executive Compensation.”

Director Compensation Table Discussion

Our compensation program for independent directors is designed to attract and retain highly qualified board members who can work with senior management to establish key strategic goals in support of long-term stockholder value creation. The program consisted of a combination of cash retainers for board and committee service and service-based restricted stock. Total compensation associated with cash retainers and restricted stock was targeted at the median level of the designated peer group of apartment REITs. Annual retainers for board and committee service were set at competitive levels in recognition of the time commitments and responsibility levels associated with serving on public company boards within the current environment.

We believe that the attraction and retention of quality board members has become more challenging as a result of global and domestic trends in corporate governance and regulation and competition for qualified, talented director candidates. As a result we expect to continue to review our independent director compensation annually to ensure that we are competitive and to allow us to recruit and retain qualified candidates to serve as directors of the company.

2009 Director Compensation Program

Retainer.  Director compensation for 2009 was unchanged from the compensation paid in 2008. In 2009, each non-employee director received an annual retainer fee of $50,000 ($100,000 for a non-employee Chairman of the Board). Non-employee directors, other than committee chairpersons, also received an annual retainer fee of $7,500 for each committee on which they served. The chairpersons of each of the Audit, Compensation and Governance Committees received an annual retainer fee of $15,000. Non-employee directors who were members of the Executive Committee, other than the Chairman of the Board, also received an annual retainer fee of $7,500 for their service on the Executive Committee and the Chairperson of the Executive Committee, other than the Chairman of the Board, received an annual retainer fee of $15,000. These fees were paid in January 2009.

Stock Grant.  On January 5, 2009, each non-employee director also received a grant of $90,000 in value of shares of restricted stock ($180,000 for a non-employee Chairman of the Board) priced at approximately $13.92 per share, which was the average closing price of our common stock for the trailing twenty (20) days ended January 5, 2009, the date of the grant. The 6,464 shares of restricted stock (12,929 shares for the non-employee Chairman of the Board) will vest on the anniversary of the date of grant. The non-employee directors receiving restricted stock are entitled to receive dividends during the vesting period; however, any unvested shares at the end of the one-year vesting period will be returned to us and cancelled.

Directors who are also employees of the company received no additional compensation for service as a director. All directors were reimbursed for expenses incurred in connection with attending a board meeting or committee meeting in accordance with our Director Expense Reimbursement Policy.

2010 Director Compensation Program

Retainer.  Director compensation for 2010 remains unchanged from the compensation paid in 2009 and 2008. For 2010, each non-employee director will receive an annual retainer fee of $50,000 ($100,000 for a non-employee Chairman of the Board). Non-employee directors, other than committee chairpersons, also receive an annual retainer fee of $7,500 for each committee on which they serve. The chairpersons of each of the Audit, Compensation and Governance Committees receive an annual retainer fee of $15,000. Non-employee directors who are members of the Executive Committee, other than the Chairman of the Board, also receive an annual retainer fee of $7,500 for their service on the Executive Committee and the Chairperson of the Executive Committee, other than the Chairman of the Board, receives an annual retainer fee of $15,000. These fees were paid in January 2010.

Stock Grant.  In January 2010, each non-employee director also received a grant of $90,000 in value of shares of restricted stock ($180,000 for a non-employee Chairman of the Board) priced at $16.21 per share, which was the closing sales price of our common stock for January 4, 2010. The 5,552 shares of restricted stock (11,104 shares for the non-employee Chairman of the Board) will vest on the anniversary of the date of grant. The non-employee directors receiving restricted stock are entitled to receive dividends during the vesting period; however, any unvested shares at the end of the one-year vesting period will be returned to us and cancelled.

Directors who are also employees of the company receive no additional compensation for service as a director. All directors are reimbursed for expenses incurred in connection with attending a board meeting or committee meeting in accordance with our Director Expense Reimbursement Policy.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Following Mr. Larson’s death on March 11, 2010, our board of directors consisted of ten members. Mr. Thomas R. Oliver, a current member of our board of directors, will be retiring from the board on the expiration of his term at the meeting, and therefore he is not standing for re-election at the meeting. Upon the expiration of Mr. Oliver’s term at the meeting, the size of our board of directors will be fixed at nine members. The nine individuals listed below, each of whom is currently a member of the board, have been nominated for election to the board at the meeting. If any of the nominees is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who is designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The directors elected will hold their respective offices until the next annual meeting of stockholders or until their successors are elected and qualified.

Name of Nominee	Age	Position(s) with the Company	Director Since

Katherine A. Cattanach	64	Director	2006
Eric J. Foss	51	Director	2003
Robert P. Freeman	64	Director	1998
Jon A. Grove	65	Director	1998
James D. Klingbeil	74	Chairman of the Board	1998
Lynne B. Sagalyn	62	Vice Chair of the Board	1996
Mark J. Sandler	67	Director	1996
Thomas W. Toomey	49	Chief Executive Officer, President and Director	2001
Thomas C. Wajnert	66	Director	2006

There is no family relationship between any of our directors or executive officers.

Katherine A. Cattanach, Ph.D. was a General Partner of INVESCO Private Capital, Inc. (formerly Sovereign Financial Services, Inc.), a company specializing in private equity investments, from 1987 to 2005. From 2005 to March 2006, she served as a director and member of the audit and compensation committees of Collect America, Ltd. She is currently a member and Chair of the Denver Museum of Nature and Science Foundation Board and a member, former director and President of the Denver Society of Security Analysts. She is active in and serves as a member of numerous charitable organizations.

Eric J. Foss is Chief Executive Officer of Pepsi Beverages Company. From July 2006 until the merger of The Pepsi Bottling Group, Inc. with PepsiCo, Inc. in February 2010, Mr. Foss was the Chairman and Chief Executive Officer of The Pepsi Bottling Group, Inc. From September 2005 to July 2006, Mr. Foss served as the Chief Operating Officer of The Pepsi Bottling Group, Inc. Previously, Mr. Foss served as the President of the North America division of Pepsi Bottling Group, Inc. from September 2001 to September 2005. Mr. Foss also served as Executive Vice President of the North America division of Pepsi Bottling Group, Inc., from August 2000 to September 2001, was Senior Vice President of Sales and Marketing for the North America division of Pepsi Bottling Group, Inc., from March 1999 to August 2000 and was General Manager of European Operations for PepsiCo from December 1996 to March 1999.

Robert P. Freeman has served as Senior Managing Director and Principal of Greyfields Investors LLC, a real estate private equity company, since 2007, and has also served as President of Landfall Capital LLC, a private real estate merchant bank, since 2001. Previously, Mr. Freeman was a Managing Director of Wells Hill Partners, Ltd., a real estate investment banking firm, from 1999-2001 and a Managing Director of Lazard Frères & Co. LLC, a private investment bank, and President of Lazard Frères Real Estate Investors, L.L.C., a real estate investment company, from 1992 to 1999. Each of the companies mentioned is based in New York, New York. He is active in and serves as a director of numerous private companies and charitable organizations.

Jon A. Grove was the Chairman, President and Chief Executive Officer of ASR Investments Corporation since its organization in 1987 until our acquisition of ASR in 1998. He currently serves as Chairman and director of American Southwest Holdings, LLC and SecurNet Mortgage Securities LLC, both located in Phoenix, Arizona.

James D. Klingbeil has been the Chairman of the Board of Directors since March 2010, having served as the Vice Chairman of the Board from October 2000 until March 2010. He also serves as Chairman and Chief Executive Officer of Klingbeil Multifamily Fund IV, Klingbeil Multifamily Fund V (f/k/a American Apartment Communities III), Klingbeil Multifamily Fund VI, Klingbeil Multifamily Fund VII and Klingbeil Multifamily Fund VIII. He was Chairman and Chief Executive Officer of American Apartment Communities II from 1995 until its merger with the company in December of 1998. He is also Chairman and Chief Executive Officer of Klingbeil Capital Management and The Klingbeil Company. He currently serves as a director of Broad Street Financial and numerous other private companies. He is also the past Chairman and a lifetime member of the Board of Trustees of the Urban Land Institute and Chairman of the ULI Foundation Board.

Lynne B. Sagalyn, Ph.D. has been the Vice Chair of the Board of Directors since March 2010. She has been the Earle W. Kazis and Benjamin Schore Professor of Real Estate and Director of the Paul Milstein Center for Real Estate at Columbia Business School since July 2008, positions she also held from 1992 through 2003. From January 2004 to July 2008 she was a Professor of Real Estate Development and Planning at the University of Pennsylvania, with appointments in both the School of Design (City Planning) and the Wharton School (Real Estate). She was an associate professor of Planning and Real Estate Development at Massachusetts Institute of Technology. Dr. Sagalyn is a director and Chair of the Audit Committee of Capital Trust, Inc., a public real estate investment trust that specializes in real estate lending and a member of the Advisory Board of Goldman Family Enterprises. She also serves on the Board of Directors of the Regional Plan Association of New York, an independent not-for-profit regional planning organization. In addition, she has also served on the New York City Board of Education Chancellor’s Commission on the Capital Plan.

Mark J. Sandler was a Senior Managing Director of Bear, Stearns & Co., Inc., an investment banking firm, in charge of its real estate operations until his retirement in October 1988. From 1968 through 1980 he was a Partner with Donaldson Lufkin & Jenrette, an investment banking firm. Since that time, Mr. Sandler has managed his personal and family investments. He served as a Trustee of Amherst College and of Northfield Mt. Hermon School and was also a founder of New Jersey SEEDS, which provides private school education for gifted, motivated but financially disadvantaged children.

Thomas W. Toomey has been our Chief Executive Officer and President since February 2001. Prior to joining us, Mr. Toomey was with Apartment Investment and Management Company, or AIMCO, a publicly traded real estate investment trust, where he served as Chief Operating Officer for two years and Chief Financial Officer for four years. During his tenure at AIMCO, Mr. Toomey was instrumental in the growth of AIMCO from 34,000 apartment homes to 360,000 homes. He has also served as a Senior Vice President at Lincoln Property Company, a national real estate development, property management and real estate consulting company, from 1990 to 1995. He currently serves as a member of the board of the National Association of Real Estate Investment Trusts, the National MultiHousing Council, a member of the Real Estate Roundtable, a member of the Pension Real Estate Association (PREA), an Urban Land Institute Governor and a trustee of the Oregon State University Foundation.

Thomas C. Wajnert currently serves as a Senior Advisor to Irving Place Capital Partners. Mr. Wajnert had been Managing Director of Fairview Advisors, LLC, a merchant bank, from January 2002 to July 2006. He was Chairman and Chief Executive Officer of SEISMIQ, Inc, a provider of advanced technology to the commercial finance and leasing industry, from its founding in April 2000 until December 2001. Mr. Wajnert also was the Chairman of EPIX Holdings, Inc., a professional employer organization, from March 1998 until November 2003, where he also served as Chief Executive Officer from March 1998 to April 1999. Previously, Mr. Wajnert was Chairman of the Board of Directors from January 1992 until December 1997, and Chief Executive Officer from November 1984 until December 1997, of AT&T Capital Corporation (NYSE), a commercial finance and leasing company. He was self-employed from December 1997 to March 1998. Mr. Wajnert serves on the board of directors of Reynolds American, Inc. (NYSE), and he served on the board of directors of NYFIX, Inc. (NASDAQ) until it was acquired by NYSE Euronext in November 2009.

Each nominee brings a strong and unique background and set of skills to our board of directors, giving the board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, corporate finance and financial markets, real estate investment and the real estate industry, and civic leadership. For each of our director nominees, set forth below are the specific experience, qualifications, attributes or skills that led the board to conclude that the person should serve as a director for the company.

Dr. Cattanach has a strong background in both business and academia, and her expertise in investments and finance is recognized nationally and internationally. She has a Ph.D. in Finance and she has served on the faculty of the College of Business at the University of Denver and as an Associate Professor of Finance at the University of Denver’s Graduate School of Business. She has served as a member of several corporate boards and board committees, and she serves on several partnership advisory boards. She has executive management experience, having served as Founder and Chief Executive Officer of Sovereign Financial Services, Inc. and as Executive Vice President of Captiva Corporation. Her civic leadership is also extensive, including the Colorado Commission on Higher Education, the Governing Board for the Colorado State University System, the Foundation for Metropolitan State College, and the Board of Trustees for the Colorado Chapter of the Nature Conservancy.

Mr. Foss has a background and expertise in managing all aspects of an operationally intensive, organizationally innovative and consumer-focused company, which brings invaluable experience and perspective to the deliberations of our board of directors. Having served as the Chairman and Chief Executive Officer of a large, NYSE-listed public company, his level of board experience, executive management skills and business leadership capabilities are valuable to our board of directors and to our company as a whole.

Mr. Freeman has been active in real estate related investment, management and development since the 1970’s. Currently he is a principal of a real estate private equity company that invests in, restructures and redevelops inefficient real estate and provides turnaround services and capital markets advice, and he founded a privately held real estate merchant bank that sources, structures and invests in real estate assets and securities. He has also served as President and Chief Executive Officer of two publicly traded real estate companies with national portfolios. His extensive experience in these various aspects of the real estate industry are a valuable asset to our board of directors and our business.

Mr. Grove brings extensive experience, skills and knowledge in running a business like ours. From 1987 to 1998, he served as the Chairman, President and Chief Executive Officer of a publicly traded real estate investment trust that owned and operated apartment communities. We acquired that company in 1998, and Mr. Grove has served on our board of directors since the acquisition.

Mr. Klingbeil has been active in nearly every aspect of real estate investment, development and management for almost 50 years, with a special focus on building, acquiring, managing and/or selling multifamily communities. He was Chairman and Chief Executive Officer of American Apartment Communities II, which had a value of $800 million when we acquired it in December 1998, and he has demonstrated exceptional leadership abilities as a member of our board of directors since that acquisition. He has managed numerous institutional investment programs that invest in apartment communities. He also serves on the board of numerous private companies.

Dr. Sagalyn has a strong background in business and academia. She is a specialist in real estate finance and urban development and is widely known as an expert in real estate equity securities and public development finance. Her research and writings on real estate investment, securitization, urban development and public policy have been published in both academic and professional journals. In addition to being a professor of real estate and real estate development and planning at Columbia Business School, University of Pennsylvania and MIT, she serves on the board of directors, and the audit committee of the board of directors, of another NYSE-listed real estate investment trust.

Mr. Sandler brings 20 years of investment banking experience, having served as a Senior Managing Director in charge of real estate operations at a major investment banking firm prior to his retirement in 1988. He has also shown leadership abilities through his civic activities, which include the founding of New Jersey SEEDS, an academic enrichment and leadership development program for high-achieving, low-income youth.

Mr. Toomey spearheads the vision and strategic direction of our company and has demonstrated strong business and leadership skills as our Chief Executive Officer. He had extensive experience in our industry prior to joining us, having served in executive positions at both AIMCO and Lincoln Property Company. He is also involved in other aspects of our industry, including service as a member of the board of NAREIT.

Mr. Wajnert has strong executive management experience, having served as Chief Executive Officer of numerous companies during the course of his career, including an NYSE-listed public company. He has also served on the board of directors of a number of private and public companies, including service as Chairman of the Board of an NYSE-listed company. He has also served as managing director of a merchant bank and has a strong knowledge of financial markets.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a plurality of the votes cast is required for the election of a director, which means that the nine nominees receiving the highest number of affirmative votes cast at the meeting shall be elected as directors.

Our board of directors recommends that the stockholders vote “FOR” the director nominees listed above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the shares of our common stock beneficially owned by (1) each of our directors, (2) the named executive officers, (3) all of our directors and executive officers as a group, and (4) all persons known by us to beneficially own more than 5% of our outstanding voting stock. We have determined the beneficial ownership shown on this table in accordance with the rules of the SEC. Under those rules, shares are considered beneficially owned if held by the person indicated, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security. Except as otherwise indicated in the accompanying footnotes, beneficial ownership is shown as of March 1, 2010.

	Amount and Nature of Beneficial Ownership
				Shares for Which
				Beneficial
			Shares for Which	Ownership can
			Beneficial	be Acquired
			Ownership can	upon
	Shares		be Acquired	Redemption of		Total Beneficial Ownership
	Beneficially		Within 60	Partnership		Number of	Percent of
Name of Beneficial Owner	Owned(1)		Days(2)	Interests(3)		Shares(2)(4)	Class(4)(5)

Thomas W. Toomey	736,452		1,094,439	665,860		2,496,751	1.58%
James D. Klingbeil	161,010	(6)	—	2,237,282	(6)	2,398,292	1.52%
W. Mark Wallis	409,793	(7)	410,100	—		819,893	*
Warren L. Troupe	279,717		458,410	—		738,127	*
Jon A. Grove	275,907		459,418	—		735,325	*
Richard A. Giannotti	183,781		40,600	—		224,381	*
Mark J. Sandler	129,750	(8)	—	—		129,750	*
Lynne B. Sagalyn	71,867	(9)	22,241	—		94,108	*
Robert P. Freeman	91,889		—	—		91,889	*
Thomas R. Oliver	70,405	(10)	—	—		70,405	*
David L. Messenger	49,447		14,806	—		64,253	*
Eric J. Foss	31,229		—	—		31,229	*
Katherine A. Cattanach	24,518		—	—		24,518	*
Thomas C. Wajnert	21,956		—	—		21,956	*
All directors and executive officers as a group (23 persons)	2,810,043		2,622,036	2,909,677		8,292,956	5.13%
BlackRock, Inc.(11)	12,711,646		—	—		12,711,646	8.15%
The Vanguard Group Inc.(12)	12,719,475		—	—		12,719,475	8.15%
FMR LLC(13)	8,104,952		—	—		8,104,952	5.19%
ING Clarion Real Estate Securities, LLC(14)	12,841,612		—	—		12,841,612	8.23%

*	Represents beneficial ownership of less than 1%, based on 156,058,930 shares of common stock outstanding as of March 1, 2010. On March 1, 2010, there were 2,803,812 shares of our Series E preferred stock and 2,959,428 shares of our Series F preferred stock outstanding.

(1)	Shares beneficially owned does not include restricted shares granted to the following individuals on February 26, 2010, which shares do not vest until the achievement by the company of certain performance goals: Mr. Toomey (380,952 shares), Mr. Troupe (247,619 shares), Mr. Wallis (247,619 shares) and Mr. Messenger (76,190 shares). In addition to the shares of common stock beneficially owned, Mr. Toomey beneficially owns 416,582 shares of our Series F preferred stock, or 14.08% of our Series F preferred stock outstanding, and Mr. Klingbeil is deemed to beneficially own indirectly 2,237,282 shares of our Series F preferred stock held by certain trusts, limited partnerships, limited liability companies and other entities, or 75.60% of our outstanding Series F preferred stock.

(2)	Assumes exercise in full of all options exercisable within 60 days of March 1, 2010, by our directors and executive officers. For Mr. Grove, this also includes 420,140 shares beneficially held in ASR Investments Corporation Key Executive Share Option Plan.

(3)	Includes the number of shares of common stock into which partnership units (“OP Units”) of United Dominion Realty, L.P., a Delaware limited partnership (“UDR LP”), beneficially owned by the person are redeemable if the company elects to issue shares of common stock rather than pay cash on such redemption. The holder of the OP Units has the right to require UDR LP to redeem all or a portion of the OP Units held by the holder in exchange for a cash payment based on the market value of our common stock at the time of redemption. However, UDR LP’s obligation to pay the cash amount is subject to the prior right of the company to acquire such OP Units in exchange for either the cash amount or shares of our common stock.

(4)	Such beneficial ownership calculations assume that all OP Units beneficially owned by the person indicated and outstanding as of March 1, 2010, are redeemed in exchange for shares of common stock (notwithstanding any holding period requirements or exchange rights). See Notes (3) and (6).

(5)	Based on 156,058,930 shares of common stock outstanding at the close of business on March 1, 2010. Shares issuable pursuant to options which are exercisable within 60 days of March 1, 2010, or upon redemption of the OP Units, are deemed outstanding for computing the percentage of the person holding such options or shares, but are not deemed outstanding for computing the percentage of any other person.

(6)	Shares beneficially owned include 44,345 shares of common stock held by PKD Foundation. Mr. Klingbeil has the power to direct the voting of such shares. Mr. Klingbeil is deemed to indirectly beneficially own 2,237,282 shares of common stock into which OP Units directly owned by certain trusts, limited partnerships, limited liability companies and other entities are redeemable if the company elects to issue shares of common stock rather than pay cash on such redemption. Includes 1,108,805 OP Units pledged as security.

(7)	Includes 3,620 shares of common stock indirectly held by a SEP IRA and 32,679 shares of common stock owned by Wallis Investments LLC.

(8)	Includes 16,210 shares indirectly held in a trust for Mr. Sandler’s children.

(9)	Includes 1,296 shares of common stock held by Dr. Sagalyn’s husband and 540 shares of common stock jointly owned by Dr. Sagalyn and her daughter, which shares Dr. Sagalyn may be deemed the beneficial owner of as a result of her shared power to vote and dispose of such shares. Dr. Sagalyn disclaims any beneficial ownership interest in such shares. Includes 3,000 shares of common stock pledged as security. Dr. Sagalyn also beneficially owns 1,200 shares of our 6.75% Series G Cumulative Redeemable Preferred Stock.

(10)	Includes 58,389 shares of common stock indirectly held in a trust for Mr. Oliver’s family.

(11)	Beneficial ownership is as of December 31, 2009, as reflected in a statement on Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 29, 2010. Based on information contained in the Schedule 13G, BlackRock is the beneficial owner, with sole voting and sole dispositive power, of 12,711,646 shares as a result of being a parent company or control person of the following subsidiaries, each of which holds less than 5% of the outstanding shares of our common stock: BlackRock Asset Management Japan Limited, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC and BlackRock International Ltd. BlackRock has its principal business office at 40 East 52nd Street, New York, New York 10022.

(12)	Beneficial ownership is as of December 31, 2009, as reflected in a statement on Schedule 13G filed by The Vanguard Group Inc. (“Vanguard”) with the SEC on February 3, 2010. Vanguard has its principal business office at 100 Vanguard Blvd., Malvern, PA 19355. Vanguard has the sole power to dispose of 12,625,304 shares owned and the sole power to vote or direct the voting of 94,171 shares owned. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, is the beneficial owner of 94,171 shares.

(13)	Beneficial ownership is as of December 31, 2009, as reflected in a statement on Schedule 13G filed by FMR LLC with the SEC on February 16, 2010. Based on information contained in the Schedule 13G, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, is the beneficial owner of 5,404,895 shares of our common stock as a result of acting as investment adviser to various investment companies. FMR LLC and Fidelity have their principal place of business at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d, FMR LLC, through its control of Fidelity, and the funds each has the sole power to dispose of the 5,404,895 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Board of Trustees. Pyramis Global Advisors, LLC (“Pyramis”), with a principal place of business at 900 Salem Street, Smithfield, Rhode Island 02917, is an indirect wholly owned subsidiary of FMR LLC and is the beneficial owner of 141,546 shares as a result of its serving as investment adviser to institutional accounts. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis, each has the sole power to dispose of, and the sole power to vote or to direct the voting of, the 141,546 shares of common stock owned by the institutional accounts. Strategic Advisers, Inc., with a principal place of business at 82 Devonshire Street, Boston, Massachusetts 02109, provides investment advisory services to individuals. As such, FMR LLC’s beneficial ownership includes 803 shares of the common stock beneficially owned through Strategic Advisers, Inc. FIL Limited, which has a principal place of business at Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL Limited is the beneficial owner of 2,557,708 shares and has sole dispositive power with respect to such shares. FIL Limited has sole power to vote or direct the voting of 2,544,145 shares and no power to vote or direct the voting of 13,563 shares.

(14)	Beneficial ownership is as of December 31, 2009, as reflected in a statement on Schedule 13G/A filed by ING Clarion Real Estate Securities, LLC (“ING”) with the SEC on February 12, 2010. ING has its principal business office at 201 King of Prussia Road, Suite 600, Radnor, PA 19087. ING has the sole power to dispose of 12,841,612 shares owned, the sole power to vote or direct the voting of 6,513,619 shares owned and shared voting power with respect to 8,160 of the shares beneficially owned.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Design and Philosophy

Our compensation programs are designed to further our strategic plan and our goal of increasing stockholder value by providing equitable economic motivation to our executive officers and other key employees. The compensation of each of our executive officers is influenced significantly by the executive officer’s performance as well as the compensation levels of appropriate peer group companies. More specifically, our compensation program seeks to:

•	be grounded in the mission of our business and reflect key strategic imperatives and talent needs,

•	become a strategic advantage rather than simply a means for staying competitive,

•	provide appropriate incentives for the executive officers while aligning their interests with those of our stockholders,

•	provide compensation competitive with other real estate investment companies in order to attract, retain and reward experienced and highly-motivated executives who can contribute to our long-term growth and profitability,

•	focus executive officers on current and long-term business objectives and critical issues,

•	mitigate risk by emphasizing long-term compensation and financial performance measures correlated with growing stockholder value, and

•	remain consistent with our operating style, shared values, compensation history and overall culture.

Our Compensation and Management Development Committee, which we refer to herein as the “Compensation Committee,” is composed of independent directors and is responsible for developing and administering compensation programs for (1) executive officers, including base salaries and short-term and long-term incentive compensation plans, and (2) long-term incentive compensation plans for all of our associates. The members of the Compensation Committee meet each year in executive session, without the CEO present, to evaluate the performance of our CEO. Our CEO makes recommendations to, and consults with, the Compensation Committee as to the amount of proposed base salaries for the executive officers who report directly to our CEO. After such consultation, the Compensation Committee sets the base salaries for the year for these executive officers and approves salary ranges for other executive officers, typically through competitive “benchmarking” based primarily on salaries paid for similar positions within the real estate and REIT industry (with an emphasis on the multi-family sector of the industry) as published in industry statistical surveys and the proposed base salary relative to that of the other executive officers.

Our compensation philosophy is that total direct compensation, or “TDC,” which consists of base salary, short-term incentive compensation and long-term incentive compensation, should be targeted between the 50th percentile and the 75th percentile of similarly-sized relevant peer group companies when performance objectives are met. This targeted range has been selected because we believe it results in compensation that is competitive among these compensation peer group companies and fair to our executives, which furthers our goal of attracting, retaining and rewarding experienced and highly-motivated executives who will make long-term career contributions to UDR and will have less economic incentive to leave UDR.

For 2009, this compensation peer group, which we refer to herein as the “diversified public REIT peer group,” included the companies listed in the table below. The companies listed below consist of eight apartment REITs and nine comparably-sized REITs in other property sectors, recognizing that UDR competes with all REITs for executive talent and capital.

		Equity Market
		Capitalization	2009
	NYSE	(December 31,	Fiscal Year End	NAREIT
Peer Group Company	Symbol	2009)(1)	Total Assets	Property Sector
		(In millions)	(In millions)

Alexandria Real Estate Equities Inc.	ARE	$2,819	$5,457	Office
Apartment Investment and Management Company	AIV	$1,865	$7,906	Apartments
AvalonBay Communities Inc.	AVB	$6,696	$7,458	Apartments
BRE Properties Inc.	BRE	$1,826	$2,980	Apartments
Camden Property Trust	CPT	$2,734	$4,608	Apartments
CBL & Associates Properties	CBL	$1,333	$7,729	Regional Malls
Developers Diversified Realty Corporation	DDR	$2,312	$8,427	Shopping Centers
Douglas Emmett Inc.	DEI	$1,733	$6,060	Office
Equity Residential	EQR	$9,522	$15,418	Apartments
Essex Property Trust	ESS	$2,481	$3,255	Apartments
Home Properties Inc.	HME	$1,668	$3,268	Apartments
Liberty Property Trust	LRY	$3,610	$5,227	Mixed Office
Mack-Cali Realty Corporation	CLI	$2,738	$4,722	Office
Mid-America Apartment Communities Inc.	MAA	$1,410	$1,987	Apartments
Regency Centers Corporation	REG	$2,860	$3,974	Shopping Centers
The Macerich Company	MAC	$3,475	$7,252	Regional Malls
Weingarten Realty Investors	WRI	$2,377	$4,890	Shopping Centers/Industrial

(1)	Equity Market Capitalization based on closing price and total shares outstanding as of December 31, 2009.

The Compensation Committee reviews and approves the compensation peer group annually. Each year management and the Compensation Committee’s consultants provide data on the peer group companies to the Compensation Committee. Members of the peer group must be a publicly traded REIT based in the United States and of a size and equity market capitalization that are comparable to UDR.

Colonial Properties Trust (NYSE: CLP) was included in the 2008 peer group but was excluded from the 2009 peer group because its size and equity market capitalization have become significantly smaller than that of UDR. Five companies, Alexandria Real Estate Equities, Inc., Douglas Emmett, Inc., Equity Residential, Mid-America Apartment Communities, Inc. and Weingarten Realty Investors, were added to the 2009 peer group to provide an expanded and more meaningful sample size compared to the peer group list that was used in 2008. At the end of the 2009 fiscal year, UDR’s total assets and equity market capitalization were comparable with the 50th percentile for the peer group, while UDR’s 2009 fiscal year end revenues were between the 25th and 50th percentiles for the peer group.

Compensation Consultants

The Compensation Committee has the sole authority to retain and terminate any compensation consultants to be used to assist in establishing compensation for our senior executives and to approve such consultants’ fees and other retention terms. The Compensation Committee engaged Mercer (US) Inc., or “Mercer,” to assess the total compensation competitiveness of our executive officers for 2009 by conducting a market pay analysis to develop market values from peer group pay data and published surveys. Mercer reports directly to the Compensation Committee and the Compensation Committee is free to replace Mercer or to hire additional consultants from time to time. Mercer did not provide any other services to UDR in 2009, and we do not anticipate that Mercer will provide any other services to the company in the foreseeable future.

As part of their engagement, Mercer provided the Compensation Committee and our CEO with a market pay analysis of composite market values for base salary, total cash compensation (consisting of base salary plus annual incentives), long-term incentive compensation and total direct compensation. In addition, Mercer reviewed the competitiveness of the pay levels of our named executive officers and certain other officers against pay levels for a diversified public REIT peer group of comparably-sized REITs, a number of whom are direct competitors with the company. For 2009, the diversified public REIT peer group included the companies listed above under “Compensation Design and Philosophy.” For our named executive officers other than the CEO, the Compensation Committee also considers recommendations from the CEO and from executive officers who report directly to the CEO.

Components of Compensation

Once the TDC target has been established as described above, the three components of each executive officer’s TDC (the base salary, short-term incentive compensation, and long-term incentive, or “LTI,” compensation) are established so that the three components, taken together, will achieve the target that has been set. The mix, level and structure of the components of TDC generally reflect real estate industry practices as well as the executive’s role and relative impact on business results consistent with our variable pay-for-performance philosophy. Our average compensation mix for our CEO and our two Senior Executive Vice Presidents places relatively greater emphasis on at-risk incentive compensation, as compared with the market median compensation mix. As an executive officer’s level of responsibility increases consistent with his or her relative ability to impact the long-term performance of the company as a whole, a greater portion of the executive officer’s TDC is based on performance-based incentive compensation and less on base salary, thereby creating the potential for greater variability in the individual’s compensation level from year to year. Performance-based compensation for our executive officers can significantly exceed median levels for superior results and fall well below median levels when performance objectives are not achieved.

An analysis by Mercer using information from 2007 to 2009 reflects that the average market median compensation mix for the overall compensation of the top five named executive officer positions was as follows: (1) for the CEO, base salary was 25%, short-term incentive compensation was 24%, and LTI compensation was 51%, and (2) for the other four named executive officers, base salary was 29%, short-term incentive compensation was 23%, and LTI compensation was 48%. Under our compensation structure, the target mix of base salary, short-term incentive compensation and LTI compensation generally is as follows: (1) for our CEO, 14% for base salary, 29% for short-term incentive compensation, and 57% for LTI compensation, (2) for our Senior Executive Vice Presidents and CFO, 21% for base salary, 32% for short-term incentive compensation, and 47% for LTI compensation, and (3) for our other executives, including our Executive Vice President — Redevelopment (who is our fifth named executive officer), 45% for base salary, 34% for short-term incentive compensation, and 21% for LTI compensation.

Base Salary.  The base salaries for our named executive officers, which are paid in cash, are designed to reward individual effort associated with job-related duties and to attract and retain talented executive officers for our company. The Compensation Committee annually reviews and determines the base salary of our named executive officers in consultation with our CEO. Base salaries are determined through competitive “benchmarking” based primarily on general industry salary surveys and supplemented by detailed analysis of selected industry or market peers. Our base salaries are generally targeted at the 50th percentile of the diversified public REIT peer group companies discussed above in order to compete effectively within our industry for qualified and experienced executives, as we consider salaries within a range of 90% to 110% of the market median to be competitive. In some cases, base compensation may vary from that of the market median or from that of officers with comparable levels of responsibility because of our greater emphasis on at-risk incentive compensation for our more senior executive officers, because of current recruiting or retention markets for a particular position, or because of the tenure of a particular officer in his or her position. In setting base salaries for named executive officers, the Compensation Committee considers the individual officer’s qualifications, experience level, performance against specific goals and the competitive market for qualified executives.

Short-Term Incentive Compensation.  Short-term incentive compensation for our named executive officers is designed to encourage outstanding individual and company performance by motivating the named executive officers to achieve short term company and individual goals by rewarding performance measured against key annual strategic objectives and, for the CEO, using the independent directors’ evaluation of his performance towards achieving long-term goals. Short-term incentive compensation awards for our CEO and our two Senior Executive Vice Presidents (Messrs. Troupe and Wallis) are based on pre-determined weighting between company performance and individual performance. For 2009, company performance was weighted at 60% to 70% and individual performance was weighted at 30% to 40%, depending on the executive officer. Company performance was weighted more heavily than individual performance for Messrs. Toomey, Troupe and Wallis because they have greater responsibility for, and influence over, the performance of the company as a whole and the Compensation Committee wanted to provide a strong incentive for these named executive officers to maximize the company’s performance. For each of these three named executive officers, company performance was measured by certain annual performance metrics that are discussed in more detail below under the heading “How We Determined Compensation for 2009 — Short-Term Incentive Compensation.” Short-term incentive compensation for our CFO and our Executive Vice President — Redevelopment was not based on company performance but instead focused on the executive’s performance of job responsibilities, behavior factors and critical success factors, as discussed in more detail below.

Short-term incentive compensation for our named executive officers is targeted at the 50th percentile of the diversified public REIT peer group for achieving the minimum performance, and up to the 100th percentile of the diversified public REIT peer group for achieving superior performance, while staying generally within the short-term incentive compensation percentage range of TDC as discussed above.

Long-Term Incentive Compensation.  For 2009, our LTI compensation consisted of Performance Accelerated Restricted Stock Awards (“PARS”) under our 1999 Long-Term Incentive Plan, stock options and time vested restricted stock grants. Our LTI compensation is designed to foster significant ownership of our common stock by our management, to align the interests of our management with the creation of stockholder value and to motivate our management to achieve long-term growth and success of our company. In addition to serving as an incentive for our executive officers to take a longer-term view of UDR’s performance, the form and amount of the LTI compensation is intended to provide overall TDC potential that is competitive with pay for comparable positions in the diversified public REIT peer group companies and to serve as a retention incentive (with equity that vests over time). The Compensation Committee reviews the LTI compensation programs at least annually to ensure that the key elements continue to meet the company’s objective of enhancing the alignment of our executive officers’ interest with those of our stockholders.

LTI compensation for our CEO and our two Senior Executive Vice Presidents for 2009 was payable in stock options or restricted shares of common stock because (1) we believe that the interests of these executives should be closely aligned with the interests of our stockholders, (2) we want these individuals to maintain a long-term focus for the company by incenting and rewarding management’s long-term perspective, (3) this type of compensation helps to retain the services of the executive, and (4) this type of pay arrangement is generally consistent with the compensation practices of the companies in the diversified public REIT peer group. When the LTI compensation is in the form of stock options, it is inherently performance based because the optionee only receives a benefit if and to the extent our stock price rises after the date the option is granted. When the LTI compensation is in the form of restricted stock, the compensation is also linked to performance because the future value of the compensation depends on the performance of our common stock.

Our CEO and our two Senior Executive Vice Presidents have the option to take up to 50% of their total LTI compensation award in restricted shares, with the remaining amount in the form of stock options. The stock options are subject to a three-year vesting period with an additional term of seven years in which the executive officer may exercise the options. Upon termination of employment after vesting, the executive officer will have a 90-day period to exercise the options with the Compensation Committee having the discretion to extend this up to the original period. The stock options additionally require the executive to retain shares equal to 27.5% of the “after tax profit” upon exercise (market price less the exercise price times the number of options exercised) until termination of employment. The number of options was determined using the Black-Scholes Merton formula for estimating the option value and the exercise price was based on the market value of the company’s stock on the date of the grant. Where the executive officer elected to receive restricted shares, the proportionate amount of the award was reduced by 10% and the number of shares determined using the market value on the date of grant. The restricted shares vest pro rata over a three-year period based on the individual’s continued employment with the company, and vesting of all the restricted shares was contingent on achieving funds from operations, or “FFO,” of $1.00 per share in 2009, which the company achieved.

For their 2009 LTI compensation, Mr. Messenger, who is our CFO, and Mr. Giannotti, who is our Executive Vice President — Redevelopment and our fifth named executive officer, participated in the 2009 PARS program along with other employees of the company, with the exception of Messrs. Toomey, Troupe and Wallis, who did not participate in the 2009 PARS program. Under our PARS programs, an executive may be awarded a number of restricted shares of common stock with a target grant date value equal to a percentage of the executive’s base salary. The actual number of shares of common stock earned under the PARS program may be adjusted, upward or downward, based on the results of the company’s FFO and incremental growth in FFO compared to our target and to selected peer group companies in the REIT industry during the performance period. The list of peer group companies used for the 2009 PARS program is set forth below under the heading “How We Determined Compensation for 2009 — Short-Term Incentive Compensation.” The target award level is set by the Compensation Committee, in consultation with our CEO, each year. Participants are paid dividends on the target award shares during the performance period.

In addition, Mr. Giannotti participates in the company’s redevelopment LTI compensation bonus pool pursuant to which he may receive a maximum payment of $1,000,000 over a three year period ending December 31, 2010, based upon a percentage increase in value of certain designated redevelopment projects if value creation exceeds a 13% internal rate of return (“IRR”) hurdle at project stabilization of the redevelopment. Our other named executive officers do not participate in this redevelopment LTI compensation program.

Retirement Plans.  We have a Profit Sharing Plan, which is a defined contribution plan covering all eligible full-time employees. Under the Profit Sharing Plan, we make discretionary profit sharing and matching contributions to the plan as determined by the Compensation Committee. Details regarding our matching contributions for our named executive officers are set forth below under the Summary Compensation Table. UDR does not have a pension plan, a SERP or any similar arrangements.

Perquisites and Other Benefits.  The primary perquisites that we offer to our named executive officers are company-paid health insurance (including dental), life insurance, long-term disability insurance and accidental death and disability insurance. Our named executive officers participate in these benefit plans on the same terms as other employees. In addition to the group medical plans that we provide, we reimburse up to a maximum of $2,000 in expenses for annual physical exams for our senior executives, including our named executive officers. To help us attract and retain qualified personnel, we also offer relocation benefits, but these benefits are individually negotiated when they occur.

We review our policies with respect to perquisites on a regular basis to consider whether the perquisites should be maintained and whether, or to what extent, it may be appropriate for us to discontinue particular perquisites or to require repayment of the cost of perquisites. During 2009, we did not change our policies with respect to perquisites that we offer to our CEO and other named executive officers.

How We Determined Compensation for 2009

Base Salaries

The base salaries for 2009 for our named executive officers were determined through competitive “benchmarking” based primarily on detailed analysis of the diversified public REIT peer group listed above under the heading “Compensation Design and Philosophy.” Base salaries for our named executive officers are generally at the median level of the base salary of companies in this peer group.

Except for our CFO, the base salaries for our named executive officers in 2009 did not increase from their respective 2008 base salaries. The Compensation Committee determined not to increase the base salaries of the other named executive officers in light of the current economic environment, which is consistent with the executive pay practices among many of the peer group companies and broader market companies during the current economic downturn. The base salary for our CFO increased to $275,000 in 2009 from $230,000 in 2008 to reflect his expanded duties and responsibilities resulting from his promotion to Chief Financial Officer in 2008 and to make his base compensation more consistent with comparable positions among the diversified public REIT peer group companies. In some cases, base compensation for our executive officers may vary from that of the market median or from that of officers with comparable levels of responsibility because of our greater emphasis on at-risk incentive compensation for our more senior executive officers, current recruiting or retention markets for a particular position, or the tenure of a particular officer in his or her position.

Because the current economic environment is expected to continue in 2010, the base salaries of our named executive officers will not increase for 2010.

Short-Term Incentive Compensation

The 2009 short-term incentive compensation for our named executive officers is targeted at the 50th percentile of the diversified public REIT peer group for achieving the minimum performance, and up to the 100th percentile of the diversified public REIT peer group for achieving superior performance, while staying generally within the short-term incentive compensation percentage range of TDC as discussed above under the heading “Components of Compensation.” Depending on the particular executive officer, short-term incentive compensation may be in the form of cash, restricted stock and/or stock options. The amount of the short-term incentive compensation is intended to provide overall TDC potential that is competitive with pay for comparable positions in the diversified public REIT peer group. In determining the amount of short-term incentive compensation for our executive officers, the Compensation Committee, in consultation with our CEO, also considers certain other factors on a subjective basis, including: (1) the scope of the individual’s responsibilities within the company and in relation to comparable officers at companies within the diversified public REIT peer group, (2) the experience of the individual within our industry and at our company, and (3) a subjective determination of the compensation needed to motivate and retain the individual.

For 2009, the range of short-term incentive compensation for Mr. Toomey, our CEO, was set at $0 to $2 million with a target of $1 million, based 60% on the company’s performance as measured by certain metrics, which we refer to as “annual performance metrics” (described in more detail below), and 40% on the degree to which he met individual goals established at the beginning of the year between Mr. Toomey and the Compensation Committee, as well as evaluations of his performance by the Compensation Committee. His short-term incentive compensation was set at a 50% level ($500,000) for achieving a threshold result, 100% level ($1 million) for hitting targets with a maximum of 200% ($2 million) for achieving pre-determined amounts above the targets. The Compensation Committee determined that these amounts were consistent with the target short-term incentive compensation as a percentage of overall compensation for the CEO position and that they provide overall TDC potential within the TDC target for the CEO, as described above under “Compensation Design and Philosophy” and “Components of Compensation.” The Compensation Committee also made a subjective determination that these amounts were appropriate to motivate Mr. Toomey to achieve short-term company and individual goals and to help ensure Mr. Toomey’s continued service with the company.

The range of the 2009 short-term incentive compensation for Messrs. Troupe and Wallis, our two Senior Executive Vice Presidents, was set at $0 to $1.4 million with a target of $700,000, based 70% on the company’s performance as measured by annual performance metrics, and 30% on the evaluation of the executive’s achievement of specific individual goals and the recommendation of our CEO as to the executive’s performance. For both of Messrs. Troupe and Wallis, the 2009 short-term incentive compensation was set at a 50% level ($350,000) for achieving threshold results, 100% level ($700,000) for hitting targets, with a maximum of 200% ($1.4 million) for achieving pre-determined amounts above the targets. The Compensation Committee determined that these amounts were consistent with the target short-term incentive compensation as a percentage of overall compensation for the respective positions of these two named executive officers and that it provides overall TDC potential within the TDC target for these officers. The Compensation Committee also made a subjective determination that these amounts were an appropriate amount to motivate these two officers to achieve short-term company and individual goals and to help ensure their continued service with the company.

The annual performance metrics that were used for determining the 2009 short-term incentive compensation for our CEO and our two Senior Executive Vice Presidents were: (1) a minimum FFO of $1.29 per share, with a target FFO of $1.38 per share and a maximum FFO of $1.59 per share, (2) a minimum same store net operating income, or “SSNOI,” percentile in the top 50% of the selected peer group companies (listed below), with a target of a top third ranking among the selected peer group companies and a maximum of a top ranking among the selected peer group companies (this metric is applicable only to the CEO, as discussed below), and (3) balance sheet liquidity (achieving cash availability) based on targeted coverage of debt maturities for 2009, 2010 and 2011 by available resources and lines of credit, with a minimum of $(325) million in net financial capabilities, a target of $(200) million in net financial capabilities, and a maximum of $50 million in net financial capabilities. The annual performance metrics were determined by the Compensation Committee in consultation with our CEO and were weighted for our three most senior executive officers as follows: (1) for Mr. Toomey (i) 35% on achieving targeted FFO, (ii) 40% on achieving SSNOI compared to the selected peer group of apartment REITS, and (iii) 25% on achieving targeted coverage of debt maturities for 2009, 2010 and 2011 by available resources and lines of credit, and (2) for Messrs. Troupe and Wallis (i) 50% on achieving targeted FFO, and (ii) 50% on achieving targeted coverage of debt maturities for 2009, 2010 and 2011 by available resources and lines of credit.

For 2009, the company generated FFO of $1.29 per share before a non-cash impairment charge resulting from an ownership interest in a joint venture of $0.10 per share, compared to the minimum target FFO of $1.29 per share. The company achieved above-target SSNOI results with the company’s operating performance ranking second among the relevant peer group companies and in the top quartile of 70% of its markets. The company exceeded the target in balance sheet liquidity by achieving a net deficit of $136 million in net financial capabilities.

For 2008, the Compensation Committee based short-term incentive compensation in part on company performance as measured by seven performance variables, namely, (1) total shareholder return, (2) FFO growth, (3) earnings multiple improvement, (4) same store revenue growth, (5) same store expense growth, (6) dividend growth and (7) FFO payout ratios. The company’s results with respect to these seven metrics were compared to the results of ten peer group companies and then ranked accordingly against the peer group companies for each of the seven metrics. The rankings for each of the seven metrics were then totaled for the company and each of the peer group companies, with certain metrics weighted more heavily than others (specifically, total shareholder return was weighted three times as much, and FFO growth was weighted twice as much, as the other variables). For 2008, comparing the total score of the company against the total scores of the peer group companies, the company ranked second, resulting in a final determination that the company scored in the 90th percentile among the peer group companies. The company’s performance percentile was a portion (25%) of the mix used by the Compensation Committee to determine the overall performance rating, or percentile, for the named executive officers, with the remaining portion (75%) based on the named executive officer’s individual performance. The company’s performance percentile (90th percentile) and the portion of the mix (25%) that was used to determine the executive officer’s overall performance rating, were the same for all of our named executive officers for 2008.

For 2009, however, the Compensation Committee determined that the three annual performance metrics discussed above were more critical to the company’s overall performance and a better indication of the company’s success in light of the economic crisis in 2009 and therefore utilized these annual performance metrics for the three senior executive officers instead of the seven performance variables that were used for 2008. In addition, the Compensation Committee determined that company performance metrics should be used in the mix for determining the 2009 short-term incentive compensation only for our CEO and our two Senior Executive Vice Presidents and not for our other two named executive officers. For our CFO and our Executive Vice President — Redevelopment, 2009 short-term incentive compensation focused on the executive’s performance of his respective job responsibilities, behavior factors and critical success factors instead of company performance. The Compensation Committee based our CFO’s short-term compensation on individual performance instead of company performance because the Compensation Committee believes it is important to the company and its stockholders to avoid creating the possibility of any inappropriate risk taking by our CFO. The Compensation Committee based the short-term compensation of our Executive Vice President — Redevelopment on individual performance rather than company performance because the Compensation Committee believes this executive officer has less influence and control over the company’s performance, and less impact on the company’s business results, than our other named executive officers, and that the compensation for this particular officer should therefore be focused on achieving individual goals instead of company goals.

The relevant peer group companies used for the analysis of the company’s performance for purposes of determining the 2009 short-term incentive compensation as described above consisted of the following publicly traded multi-family REITs:

•	Apartment Investment and Management Company (NYSE: AIV),

•	AvalonBay Communities Inc. (NYSE: AVB),

•	BRE Properties, Inc. (NYSE: BRE),

•	Camden Property Trust (NYSE: CPT),

•	Colonial Properties Trust (NYSE: CLP),

•	Essex Property Trust (NYSE: ESS),

•	Equity Residential (NYSE: EQR),

•	Home Properties, Inc. (NYSE: HME),

•	Mid-America Apartment Communities, Inc. (NYSE: MAA), and

•	Post Properties, Inc. (NYSE: PPS).

These companies were selected for analysis based on their industry and size relative to UDR.

Mr. Toomey’s individual goals for 2009 were as follows: (1) capital management, (2) responding to a changing market, and (3) team management. In evaluating Mr. Toomey’s 2009 compensation, the Compensation Committee considered Mr. Toomey’s accomplishment of his specific goals that included: (1) capital sourcing (including presenting alternatives, securing board agreement and pursuing capital), preserving a strong liquidity position and strengthening the company’s balance sheet, (2) capitalizing on future growth opportunities, evaluating assets and determining how to optimize performance, and identifying risks created by a changing market and proposing and implementing mitigation, and (3) selecting qualified management and establishing an effective organizational structure, hiring and retaining senior management, providing for management succession and reducing annual turnover of senior management.

Mr. Troupe’s individual goals for 2009, and the weight accorded to each goal, were as follows: (1) team/talent management, weighted at 15%, (2) capital management, weighted at 60%, and (3) personal professional performance, weighted at 25%. After reviewing the CEO’s assessment of Mr. Troupe’s performance, the Compensation Committee rated Mr. Troupe’s individual performance at the 80th percentile based on the accomplishment of his specific goals that included: (1) managing the balance sheet by maintaining the company’s credit rating, (2) managing our debt maturity ladder, (3) increasing FNMA collateral pool utilization, (4) managing our 2011 convertible debt maturity by effecting the repurchase of outstanding bonds, (5) ensuring staffing with quality associates to meet business plan goals, (6) participating in NAREIT and other investor meetings, and (7) providing leadership on critical issues.

Mr. Wallis’s individual goals for 2009, and the weight accorded to each goal, were as follows: (1) team management, weighted at 15%, (2) portfolio repositioning, weighted at 73%, and (3) executive team/personal professional performance, weighted at 12%. After reviewing the CEO’s assessment of Mr. Wallis’s performance, the Compensation Committee rated Mr. Wallis’s individual performance at the 70th percentile based on the accomplishment of his specific goals that included: (1) identifying acquisition opportunities for our joint ventures, (2) transitioning developed and redeveloped assets to operations, (3) enhancing our organizational development, (4) providing input on our strategic development, and (5) completion of certain construction projects.

For Mr. Messenger, the weight accorded to each element of his individual performance was as follows: (1) 65% for job responsibilities, (2) 15% for behavior factors, and (3) 20% for critical success factors. The Compensation Committee, in consultation with our CEO, rated Mr. Messenger’s individual performance at the 50th percentile based on the accomplishment of his specific goals that included: (1) his management of financial functions, (2) his continued contributions to equity, debt and joint venture transactions, (3) improving relationships with the analyst community and helping to build the company’s internal investor relations function, (4) producing an accurate work product within established standards, and (5) carefully analyzing facts and making sound business decisions.

For Mr. Giannotti, the weight accorded to each element of his individual performance was as follows: (1) 80% for job responsibilities, and (2) 20% for behavior and critical success factors. The Compensation Committee, in consultation with our CEO, rated Mr. Giannotti’s performance based on the accomplishment of his specific goals that included: (1) meeting certain production targets relating to construction and delivery timelines, budgets and quality standards, (2) demonstrating integrity, respect and teamwork within our working environment, and (3) producing an accurate work product within established standards, setting appropriate priorities and making sound business decisions.

The range for Mr. Toomey’s 2010 short-term incentive compensation as established by the Compensation Committee is $0 to $2 million with a minimum target of $1 million and a maximum target of $2 million and will be based 50% on a combination of three annual performance metrics as follows: (1) 35% based on targeted FFO, (2) 40% based on SSNOI compared to a peer group of apartment REITs and (3) 25% based on targeted coverage of debt maturities for 2010, 2011 and 2012 by available resources and lines of credit, with the remaining 50% based on his individual performance. The short-term incentive compensation will be at a 50% level ($1 million) for achieving a threshold result and 100% level ($2 million) for hitting targets.

The Compensation Committee established the range for Mr. Troupe’s 2010 short-term incentive compensation at $0 to $1.4 million, with a target at $700,000, based 60% on company performance as measured by (1) 50% on achieving targeted FFO, and (2) 50% on achieving targeted coverage of debt maturities for 2010, 2011 and 2012 by available resources and lines of credit, with the remaining 40% based on his individual performance. The range for Mr. Wallis’s 2010 short-term incentive compensation is set at $0 to $1.4 million with a target of $700,000, based 60% on company performance as measured (1) 40% on achieving targeted FFO, (2) 15% on SSNOI compared to the peer group of apartment REITs, (3) 25% on development/redevelopment and commercial FFO targets, and (4) 20% on achieving targeted coverage of debt maturities for 2010, 2011 and 2012 by available resources and lines of credit, with the remaining 40% based on his individual performance.

The 2010 short-term incentive compensation for Messrs. Messenger and Giannotti will not be determined by company performance metrics but instead will focus on the executive’s performance of his respective job responsibilities, behavior factors, critical success factors and personal development.

LTI Compensation

The 2009 LTI compensation for our named executive officers consisted of stock options and shares of restricted stock that are focused on an FFO target. The form and amount of the LTI compensation for 2009 is intended to provide overall TDC potential that is competitive with pay for comparable positions in the diversified public REIT peer group companies while continuing to meet the company’s objective of enhancing the alignment of our executive officers’ interest with those of our stockholders.

LTI compensation for Mr. Toomey for 2009 consisted of a $2,000,000 target award payable in the form of 1,680,672 stock options with an exercise price of $10.06. Utilizing the Black-Scholes-Merten option pricing model, the cost per option was $1.19 and the following assumptions were used: dividend yield of 12.13%, volatility of 42.9%, risk-free interest rate of 1.76% and an expected life of approximately 4.5 years. The Compensation Committee determined that this amount was consistent with the target LTI compensation as a percentage of overall compensation for the CEO position and that it provides overall TDC potential within the TDC target for the CEO, as described above under “Compensation Design and Philosophy” and “Components of Compensation.” The Compensation Committee also made a subjective determination that this amount was an appropriate amount to motivate and retain Mr. Toomey.

The LTI compensation for Messrs. Troupe and Wallis for 2009 consisted of a target award of $1,300,000 for each individual, in the form of 58,151 restricted shares at a price of $11.17 per share and 546,218 stock options with an exercise price of $10.06. Utilizing the Black-Scholes-Merten option pricing model, the cost per option was $1.19 and the following assumptions were used: dividend yield of 12.13%, volatility of 42.9%, risk-free interest rate of 1.76% and an expected life of approximately 4.5 years. The restricted shares and stock options vest pro rata over a three-year period based on the individual’s continued employment with the company, and vesting of all the restricted shares was contingent on achieving FFO of $1.00 per share in 2009, which the company achieved. The Compensation Committee, in consultation with the CEO, determined that this award amount was consistent with the target LTI compensation as a percentage of overall compensation for the positions held by Messrs. Troupe and Wallis and that it provides overall TDC potential within the TDC target for their respective positions. The Compensation Committee also made a subjective determination that this amount was an appropriate amount to motivate and retain Mr. Toomey.

Messrs. Messenger and Giannotti participated in our 2009 PARS program. Our 2009 PARS program commenced as of January 1, 2009 with a possible maximum pay-out of $2,326,411 for all participants if the company’s performance is at 100% of target levels for FFO. The actual number of shares earned could range from 0% to 100% of the target award level depending on the company’s performance as measured by the company’s FFO results during the performance period (using a matrix with FFO results compared to target as the primary component and performance compared to the peer group as a modifier). The Compensation Committee retained discretion to decrease or increase the 2009 PARS program payouts by 20%. Under the 2009 PARS program, payout was based on a sliding scale dependant upon achievement of core FFO against the company’s business plan. The FFO target was $1.38 per share, or a core FFO of $1.32 per share. Core FFO is defined as FFO excluding amounts for debt repurchase gains, debt tender premiums, tax benefits and joint venture adjustment. The company achieved a core FFO of $1.24 per share for 2009, or 94% of the target core FFO of $1.32 per share. Therefore, the actual achieved payout was 69% (94% of the 74% target payout). The Compensation Committee increased the payout from 69% to 75% in light of the difficult economic issues the company faced in 2009.

The number of PARS granted to the participants in the 2009 PARS program was based on the trailing 20-day average closing price of our common stock as of December 31, 2008, the date of grant, which price was $13.92. The target award level expressed as a percentage of 2009 base salary was 109% for Mr. Messenger (for an initial target award of 21,548 restricted shares, or a target award value of approximately $300,000 at $13.92 per share) and 25% for Mr. Giannotti (for initial target award of 4,310 restricted shares, or a target award value of approximately $60,000 at $13.92 per share). The Compensation Committee, in consultation with the CEO, determined that these amounts were consistent with the target LTI compensation as a percentage of overall compensation for the respective positions held by Messrs. Messenger and Giannotti and they provide overall TDC potential within the TDC targets for their positions, as described above under “Compensation Design and Philosophy” and “Components of Compensation.”

Mr. Giannotti also participates in the company’s redevelopment LTI compensation bonus pool, in which his pool participation is 40%. None of our other named executive officers participates in the redevelopment LTI compensation program, which was established beginning with the 2008 fiscal year. The redevelopment LTI compensation consists of a maximum payment of $1,000,000 to be paid over a three year period from 2008 to 2010, based on a percentage of the increase in value of certain designated projects if value creation exceeds a 13% IRR hurdle at project stabilization. Based on the calculation of the value creation for the four completed stabilized projects in 2009, Mr. Giannotti’s 40% participation in the 2009 bonus pool was equal to $1,888,901. His previous bonus of $225,000 under this program in 2008 was subtracted from the $1,888,901, resulting in a total of $1,663,901. Because the payment is to be paid out over a three year period, this amount was divided by three, resulting in a rounded bonus of $550,000 for 2009.

On February 26, 2010, the Compensation Committee established the 2010-2012 Long-Term Incentive Program (the “2010-2012 LTI Program”) for the company’s senior executive officers, including Messrs. Toomey, Troupe, Wallis and Messenger. Mr. Giannotti will continue to participate in the company’s redevelopment LTI compensation program described above. Under the 2010-2012 LTI Program, the other four named executive officers were awarded a grant of restricted shares of our common stock as set forth below, which will vest if the company meets certain performance targets during the three-year performance period.

		Number
	Three-Year Target	of Target Award
Named Executive Officer	Award Amount	Shares Granted

Thomas W. Toomey	$6,000,000	380,952
David L. Messenger	$1,200,000	76,190
Warren L. Troupe	$3,900,000	247,619
W. Mark Wallis	$3,900,000	247,619

The restricted shares listed above were awarded to the named executive officers on February 26, 2010 at a price of $15.75 per share, based on the trailing 20-day volume weighted average price of our common stock on the date of the grant. During the three-year performance period, dividends on the restricted shares will be reinvested into additional restricted shares of common stock, and such additional shares will be subject to the same performance requirements as the original shares granted.

The three performance targets that the company must achieve during the three-year performance period under the 2010-2012 LTI Program are as follows:

(1) cumulative 2010-2012 cash flows of $2.59 per common stock equivalent or $431.3 million (based on funds from operations less capital expenditures, including, $1,000 per stabilized home of recurring capital expenditures and the non-cash accounting charge associated with the company’s convertible debt);

(2) cumulative 2010 — 2012 dividends declared of $2.33 per share of common stock; and

(3) maintaining a balance sheet fixed charge ratio of 1.90x.

Vesting of the awards of the restricted shares of common stock is based on the company meeting these performance targets during the three-year performance period ending December 31, 2012. The shares will vest any time the performance targets are met during the three-year performance period. If the performance targets are not met during the three-year period, the performance period will be extended an additional year to December 31, 2013; however, if the performance period is extended an additional year under such circumstances, the cash flow target and the dividends declared target will each be increased by one-third, so that the cash flow target will increase from $2.59 per common stock equivalent or $431.3 million to $3.46 per common stock equivalent or $575.1 million, and the dividends per share declared target will increase from $2.33 per share of common stock to $3.11 per share of common stock.

The Compensation Committee retains discretion to adjust the 2010-2012 LTI Program if there is a material change in the company’s business strategy or if there is a change in accounting regulations applicable to the company. The Compensation Committee also retains the discretion to reduce the restricted stock grant awards by up to 20% if it determines that such a reduction is in the best interests of the company’s stockholders.

Compensation of CEO (Mr. Toomey)

Base Salary.  For 2009, Mr. Toomey received a base salary of $500,000, which is the same base salary that he received for 2008. Mr. Toomey’s salary is below the 25th percentile of CEO’s of the diversified public REIT peer group companies, which reflects our greater emphasis on at-risk incentive compensation for our more senior executive officers.

Short-Term Incentive Compensation.  In February 2010, the Compensation Committee awarded Mr. Toomey short-term incentive compensation in the amount of $1.336 million for fiscal 2009, based on the company’s performance against the three annual performance metrics, including the achievement of above-target results with respect to SSNOI results and balance sheet liquidity, and his individual performance rating, all as described above under “How We Determined Compensation for 2009 — Short-Term Incentive Compensation.” Of the total amount, $633,000 was attributable to the company’s performance against the three annual performance metrics and $703,000 was attributable to Mr. Toomey’s individual performance rating. Mr. Toomey was given the option to receive the award in the form of cash, restricted stock, stock options, or a combination of the foregoing. He elected to receive the entire award in cash.

Long-Term Incentive Compensation.  For 2009, Mr. Toomey’s LTI compensation was determined to have a $2 million target. LTI compensation for our CEO for 2009 was payable in stock options or restricted shares of common stock with the CEO having the option to take up to 50% of the total award in shares of restricted stock. Mr. Toomey elected to take 100% of his LTI award in the form of 1,680,672 stock options with an exercise price of $10.06 per share. Subject to Mr. Toomey’s continued employment with us, the options vest in equal installments on the first three anniversaries of the grant date.

Mr. Toomey’s overall TDC of $3,836,000 places his 2009 compensation at approximately the 75th percentile of the diversified public REIT peer group companies for the CEO position based upon information available on the date when the compensation decisions were made, which is within our targeted range for TDC and consistent with our compensation design and philosophy, as described above under “Compensation Design and Philosophy.”

Compensation of CFO (Mr. Messenger)

Base Salary.  For 2009, Mr. Messenger received an annual base salary of $275,000, which represents an increase of $45,000 over the annual base salary that he received in 2008. Mr. Messenger’s base salary was increased because of his additional duties and responsibilities resulting from his promotion to Chief Financial Officer in 2008 and to make his base compensation more consistent with comparable positions among the peer group companies. With the increase to $275,000, Mr. Messenger’s base salary is near the 50th percentile of CFO’s of the diversified public REIT peer group companies performing similar duties as Mr. Messenger.

Short-Term Incentive Compensation.  Upon reviewing Mr. Messenger’s individual performance and his performance rating for 2009, and considering the scope of his responsibilities within the company and in relation to comparable officers at companies within the diversified public REIT peer group, in February 2010, the Compensation Committee awarded Mr. Messenger short-term incentive compensation in the amount of

$425,000 for fiscal 2009, consisting of $325,000 in cash and $100,000 in restricted stock (6,472 shares of restricted stock at a price of $15.45 per share, based on the average closing sales prices of our common stock for the 20 trading days preceding the date of the grant, which was February 12, 2010). Subject to Mr. Messenger’s continued employment with us, the shares of restricted stock vest in equal installments over a period of four years, commencing on the grant date. The Compensation Committee determined that this amount was consistent with the target short-term incentive compensation as a percentage of overall compensation for the CFO position and that in light of his base salary and LTI compensation for 2009, it provides overall TDC potential within the TDC target for the CFO position. The Compensation Committee also made a subjective determination that this amount was an appropriate amount to motivate Mr. Messenger and to help ensure his continued service with the company.

Long-Term Incentive Compensation.  For 2009, Mr. Messenger’s LTI compensation consisted of a target award of 21,548 shares, valued at $13.92 per share, under the 2009 PARS program, representing a value of 109% of Mr. Messenger’s 2009 base salary of $275,000. Mr. Messenger’s actual award for 2009 was 16,161 shares (or $225,000 based on a value of $13.92 per share), which is based on the actual achieved payout of 75% for the 2009 PARS program as determined by the Compensation Committee.

Mr. Messenger’s overall TDC of $925,000 places his 2009 compensation at approximately the 50th percentile of the diversified public REIT peer group companies for the CFO position based upon information available on the date when the compensation decisions were made, which is consistent with our compensation design and philosophy.

Compensation of Our Two Senior Executive Vice Presidents (Messrs. Troupe and Wallis)

Base Salary.  For 2009, Messrs. Troupe and Wallis each received an annual base salary of $450,000, which is the same base salary that each officer received in 2008. Their base salaries are at the 50th percentile for executive officers performing similar functions at the diversified public REIT peer group companies.

Short-Term Incentive Compensation.  In February 2010, the Compensation Committee awarded Mr. Troupe short-term incentive compensation in the total amount of $850,000 for fiscal 2009, based on the company’s performance against the annual performance metrics, including the achievement of above-target results with respect to balance sheet liquidity, and his individual performance rating, all as described above under “How We Determined Compensation for 2009 — Short-Term Incentive Compensation.” Of the total amount, $430,000 was attributable to the company’s performance against the annual performance metrics ($308,000 for above target results with respect to balance sheet liquidity and $122,000 for minimum FFO target) and $420,000 was attributable to Mr. Troupe’s individual performance rating.

The Compensation Committee awarded Mr. Wallis short-term incentive compensation in the total amount of $680,000 for fiscal 2009, based on the company’s performance against the annual performance metrics, including the achievement of above-target results with respect to balance sheet liquidity, and his individual performance rating as described above. Of the total amount, $430,000 was attributable to the company’s performance against the annual performance metrics ($308,000 for above target results with respect to balance sheet liquidity and $122,000 for minimum FFO target) and $250,000 was attributable to Mr. Wallis’s individual performance rating.

Both Mr. Troupe and Mr. Wallis were given the option to receive their 2009 short-term incentive compensation in the form of cash, restricted stock, stock options, or a combination of the foregoing. Both elected to receive their awards in cash.

Long-Term Incentive Compensation.  For 2009, LTI compensation for both Messrs. Troupe and Wallis was determined to have a $1.3 million target. LTI compensation for Messrs. Troupe and Wallis for 2009 was payable in stock options or restricted shares of common stock with the executive having the option to take up to 50% of the total award in shares of restricted stock. Both of Messrs. Troupe and Wallis elected to take 50% of his respective LTI award in the form of restricted stock. Accordingly, the 2009 LTI compensation for both executives was awarded 50% in the form of 546,218 stock options with an exercise price of $10.06 per share, vesting over three years, and 50% in the form of 58,151 shares of restricted stock, granted at a price of $11.17 per share. The vesting of the shares of restricted stock was contingent on the company achieving an FFO of $1.00 per share in 2009, which the company achieved.

Mr. Troupe’s overall TDC of $2.6 million places his 2009 compensation below the 75th percentile of the diversified public REIT peer group companies for his position based upon information available on the date when the compensation decisions were made, which is within our targeted range for TDC and is consistent with our compensation design and philosophy. Mr. Wallis’s overall TDC of $2.4 million places his 2009 compensation below the 65th percentile of the diversified public REIT peer group companies for his position based upon information available on the date when the compensation decisions were made, which is also within our targeted range for TDC.

Compensation of Executive Vice President — Redevelopment (Mr. Giannotti)

Base Salary.  For 2009, Mr. Giannotti received a base salary of $240,000, which is the same base salary that he received in 2008. Mr. Giannotti’s base salary is at approximately the 60th percentile for executive officers performing similar functions at the diversified public REIT peer group companies.

Short-Term Incentive Compensation.  Upon reviewing Mr. Giannotti’s individual performance and his performance rating for 2009, and considering the scope of his responsibilities within the company and in relation to comparable officers at companies within the diversified public REIT peer group, in February 2010 the Compensation Committee awarded Mr. Giannotti short-term incentive compensation in the amount of $100,000 in cash for fiscal 2009. The Compensation Committee determined that this amount was consistent with the target short-term incentive compensation as a percentage of overall compensation for Mr. Giannotti’s position and that in light of his base salary and LTI compensation for 2009, it provides overall TDC potential within the TDC target for his position. The Compensation Committee also made a subjective determination that this amount was an appropriate amount to motivate Mr. Giannotti and to help ensure his continued service with the company.

Long-Term Incentive Compensation.  For 2009, Mr. Giannotti’s LTI compensation consisted of a target award of 4,310 shares, valued at $13.92 per share, under the 2009 PARS program, representing a value of 25% of Mr. Giannotti’s 2009 base salary of $240,000. Mr. Giannotti’s actual award for 2009 was 3,232 shares (or $45,000 based on a value of $13.92 per share), which is based on the actual achieved payout of 75% for the 2009 PARS program as determined by the Compensation Committee. In addition, Mr. Giannotti earned $550,000 under the company’s redevelopment LTI compensation program for 2009, based on his 40% participation the company’s redevelopment LTI compensation bonus pool as previously discussed.

Mr. Giannotti’s overall TDC of $935,000 places his 2009 compensation above the 100th percentile of the diversified public REIT peer group companies for his position based upon information available on the date when the compensation decisions were made, but because the LTI portion of his overall TDC was based upon achievement of the goals established for the redevelopment LTI compensation bonus pool, it was therefore within our targeted range for TDC and consistent with our compensation design and philosophy.

Severance and Change of Control Arrangements

Benefits in the Event of a Change of Control.  Under the provisions of our 1999 Long-Term Incentive Plan, all outstanding options, stock appreciation rights and other awards that may be exercised generally become fully exercisable and all restrictions on outstanding awards will lapse upon the occurrence of a change of control unless otherwise provided in the award agreement. “Change of control” is defined in the Plan as (1) a merger or consolidation in which we are not the surviving entity, except for a transaction the principal purpose of which is to change the state in which we are incorporated; (2) the transfer or sale of all or substantially all of our assets other than to an affiliate or subsidiary of ours; (3) the liquidation of our company; or (4) the acquisition by any person, or by a group of persons acting in concert, of more than 50% of our outstanding voting securities, which results in the resignation or addition of 50% or more independent members of our board of directors.

Under the terms of our agreement with Mr. Troupe, in the event of a change of control, as defined in the 1999 Long-Term Incentive Plan, all of Mr. Troupe’s outstanding options, restricted stock, and any other awards in the nature of rights that may be exercised shall become fully vested and immediately exercisable; all restrictions on any outstanding other awards held by Mr. Troupe (such as awards of restricted stock) shall lapse; and the balance in any deferred compensation plan or shareholder value plan shall become fully vested and immediately payable. These terms were based on individual negotiations with Mr. Troupe in February 2008 in connection with his employment as our new Senior Executive Vice President and General Counsel.

Under the terms of our agreement with Mr. Giannotti, our Executive Vice President — Redevelopment, Mr. Giannotti is entitled to certain compensation following a change of control of the company that results in his termination (unless the termination is by Mr. Giannotti other than for “good reason,” as such term is defined in the employment agreement). This compensation includes two years of base salary and the equivalent of two years of annual incentive compensation based upon the average annual incentive compensation earned by Mr. Giannotti for the two calendar years prior to the effective date of the termination, plus all other amounts to which he is entitled under any of the company’s compensation plans. Under the terms of Mr. Giannotti’s employment agreement as amended in December 2008, compensation following a change of control as discussed above will be delayed to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”).

Severance Benefits.  We believe that, in order to attract and retain the best management talent, companies should provide reasonable severance benefits to employees. We believe these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. They also should disentangle the company from the former employee as soon as practicable. With respect to our senior management, severance benefits are individually negotiated and are subject to approval by the Compensation Committee.

Under the terms of our agreement with Mr. Giannotti, if we terminate the agreement without cause, Mr. Giannotti will be entitled to severance compensation that includes one year of base salary, annual incentive compensation actually earned, if any, prorated through the effective date of termination, and an amount equal to the sum of the annual incentive compensation actually earned over the two calendar years prior to the effective date of termination, divided by two. Mr. Giannotti is also entitled to certain compensation following a change of control of the company that results in his termination (unless the termination is by Mr. Giannotti other than for “good reason,” as such term is defined in the employment agreement). This compensation includes two years of base salary and the equivalent of two years of annual incentive compensation based upon the average annual incentive compensation earned by Mr. Giannotti for the two calendar years prior to the effective date of the termination, plus all other amounts to which he is entitled under any of the company’s compensation plans. Under the terms of the employment agreement as amended in December 2008, the severance payments discussed above will be delayed to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code.

Other than the agreements discussed above, we currently do not have any other contractual severance or change of control arrangements with our named executive officers.

Stock Ownership Guidelines

To align the interests of our executive officers with the interests of our stockholders, each of our executive officers is required to comply with our Executive Stock Ownership Guidelines. These guidelines require our executive officers to own a specified number of shares of the company’s common stock as determined by the executive officer’s position within four years of the date of the executive officer’s employment or appointment with the company. The individual guidelines are as follows:

•	110,000 shares for the CEO and President,

•	50,000 shares for any Executive Vice Presidents (or equivalent),

•	20,000 shares for any Senior Vice President (or equivalent).

The Governance Committee of our Board of Directors may, from time to time, re-evaluate and revise these guidelines to give effect to changes in the price of our common stock or our capitalization.

Stock that counts towards satisfaction of the ownership guidelines include:

•	shares owned outright by the participant or his or her immediate family members residing in the same household,

•	vested restricted stock, and

•	shares into which limited partnership units of United Dominion Realty, L.P. may be redeemed for shares of our common stock.

A copy of our Executive Stock Ownership Guidelines may be found on our corporate governance page on our website at www.udr.com. To access the guidelines on our website, click on “Corporate” and then click on “Governance Documents” under the heading “Corporate Governance.”

Accounting and Tax Effects

The impact of accounting treatment is considered in developing and implementing our compensation programs generally, including the accounting treatment as it applies to amounts awarded or paid to our executives. The impact of federal tax laws on our compensation programs is also considered, including the deductibility of compensation paid to our named executive officers, as regulated by Section 162(m) of the Code. Our 1999 Long-Term Incentive Plan has been designed to permit awards under the plan to qualify as a “performance-based” and, therefore, compensation realized in connection with options and grants of restricted stock that qualify as performance-based are fully tax deductible on our federal income tax return. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible on our federal income tax returns. The impact of Section 409A of the Code is also taken into account. The 1999 Long-Term Incentive Plan has been designed to comply with the requirements of Section 409A of the Code so as to avoid possible adverse tax consequences that may result from noncompliance.

Equity Granting Process

Grants of stock options, restricted stock and other equity awards to our executive officers and other employees are approved by the Compensation Committee at regularly scheduled meetings, or occasionally by unanimous written consent. If approval is made at a meeting, the grant date of the award is the date of the meeting; if approval is by unanimous written consent, the grant date of the award is the day the last Compensation Committee member signs the written consent.

We have no practice of timing grants of stock options, restricted stock and other equity awards to coordinate with the release of material non-public information, nor have we timed the release of material non-public information for the purpose of affecting the value of any named executive officer compensation.

Consideration of Risk and Recoupment Policy

The Compensation Committee is aware of the current economic conditions and the consequences to companies that have not appropriately balanced risk and reward in executive compensation. The Compensation Committee believes that the emphasis on long-term performance in the 1999 Long-Term Incentive Plan results in an overall compensation program that does not reward excessive risk-taking for the company. The company’s compensation strategy is intended to mitigate risk by emphasizing long-term compensation and financial performance measures correlated with growing stockholder value rather than rewarding shorter performance and payout periods. Typically 50% or less of our key executive officers’ total compensation is base salary and short-term incentive compensation, while the remaining 50% is tied to company and individual performance.

Our Compensation Committee believes that our executive incentive compensation arrangements do not encourage our executives to take unnecessary or excessive risks that could threaten the value of our company.

While performance-based compensation constitutes a significant percentage of our executives’ overall total compensation and thereby the Compensation Committee believes motivates our executives to help fulfill our corporate mission and vision, including specific and focused company performance objectives, the non-performance based compensation, for most executives for most years, is also a sufficiently high percentage of overall total compensation that the Compensation Committee does not believe that unnecessary or excessive risk taking is encouraged by the performance-based compensation. In addition, a significant portion of executive’s performance-based compensation is in the form of long-term equity incentives which do not encourage unnecessary or excessive risk because they generally vest over a three to four year period of time thereby focusing the executives on our company’s long-term interests. Further, to align the interests of our executive officers with the interests of our stockholders, each of our executive officers is required to comply with our Executive Stock Ownership Guidelines.

Nonetheless, our Compensation Committee determined that it was prudent to review and adopt certain compensation practices that discourage unnecessary or excessive risk taking, such as a recoupment or “clawback” policy. In February 2010, our board of directors approved the company’s Policy on Recoupment of Performance-Based Incentives, which applies to our executive officers, including our named executive officers, and their performance-based incentive compensation beginning with their compensation for the 2010 fiscal year. This policy provides that if the board of directors determines that the company’s financial statements are required to be restated as a result of fraud committed by an executive officer, the board may seek to recoup any portion of the performance-based awards that the executive officer would not have received if the company’s financial results had been reported properly. The board of directors administers the policy and determines, in its sole discretion, the amount of the performance-based award to be recouped.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis beginning on page 20 of this proxy statement. Based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION AND MANAGEMENT
DEVELOPMENT COMMITTEE
Katherine A. Cattanach, Chair
Jon A. Grove
James D. Klingbeil
Thomas R. Oliver
Lynne B. Sagalyn

The above report will not be incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the same by reference.

Compensation of Executive Officers

The following table summarizes total compensation for the 2009, 2008 and 2007 fiscal years earned by our principal executive officer, our principal financial officer, and the three other most highly compensated executive officers who were serving as executive officers at the end of 2009. The executive officers named in the table below are referred to in this proxy statement as the “named executive officers.”

Summary Compensation Table

							Change
							in Pension
							Value and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and Principal		Salary	Bonus	Awards(1)	Awards(1)	Compensation	Compensation	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Thomas W. Toomey(2)	2009	$500,000	$1,336,000	$-0-	$2,000,000	-0-	-0-	$19,753	$3,855,753
Chief Executive Officer	2008	$500,000	$2,000,000	$500,000	$-0-	-0-	-0-	$20,786	$3,020,786
and President	2007	$500,000	$500,000	$1,040,000	$300,000	-0-	-0-	$18,954	$2,358,954
David L. Messenger(3)	2009	$275,000	$325,000	$325,000	$-0-	-0-	-0-	$15,253	$940,253
Senior Vice President	2008	$208,846	$475,000	$345,000	-0-	-0-	-0-	$15,386	$1,044,232
and Chief Financial Officer	2007	$170,000	$150,000	$100,991	-0-	-0-	-0-	$11,869	$432,860
Warren L. Troupe(4)	2009	$450,000	$850,000	$650,000	$650,000	-0-	-0-	$15,212	$2,615,212
Senior Executive Vice	2008	$363,462	$1,200,000	$4,231,427	$200,000	-0-	-0-	$15,938	$6,010,827
President	2007	$-0-	$-0-	$-0-	$-0-	-0-	-0-	$-0-	$-0-
W. Mark Wallis(5)	2009	$450,000	$680,000	$650,000	$650,000	-0-	-0-	$15,862	$2,445,862
Senior Executive Vice	2008	$438,578	$1,250,000	$350,000	$250,000	-0-	-0-	$16,588	$2,305,166
President	2007	$360,000	$900,000	$546,500	-0-	-0-	-0-	$11,687	$1,818,187
Richard A Giannotti(6)	2009	$240,000	$650,000	$45,000	$-0-	-0-	-0-	$14,553	$949,553
Executive Vice	2008	$240,000	$550,000	$83,359	-0-	-0-	-0-	$15,586	$888,945
President — Redevelopment	2007	$240,000	$550,000	$35,933	-0-	-0-	-0-	$13,269	$839,202

(1)	The dollar amounts reflected in the “Stock Awards” column represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of grants of shares that vest over multiple years. The dollar amounts reflected in the “Option Awards” column represent the aggregate grant date fair value of the option awards, computed in accordance with FASB ASC Topic 718. For information regarding the valuation assumptions used in computing grant date fair value, refer to the note entitled “Employee Benefit Plans” in the Notes to our Consolidated Financial Statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2009, 2008 and 2007, as applicable.

(2)	Mr. Toomey received $1,336,000 of his 2009 bonus, $2,000,000 of his 2008 bonus, and $500,000 of his 2007 bonus in cash. For his 2009 long-term incentive compensation, he received options to purchase 1,680,672 shares of common stock at an exercise price of $10.06 per share (see footnote (1) for valuation methodology). The options vests in equal installments on the first three anniversaries of the grant date, which was February 12, 2009. He received $500,000 of his 2007 bonus in the form of a grant of 23,073 shares of restricted common stock at a price of $21.67 per share on the date of grant, which was February 7, 2008. These shares of restricted stock are reflected above under “Stock Awards.” The shares of restricted common stock cliff-vest four years from the date of grant. Distributions are paid on the restricted common stock at the same rate as on unrestricted stock. Mr. Toomey was awarded $500,000 in value of PARS in the form of a grant of 23,917 shares under the 2008 PARS Program. The shares vest pro rata on December 31 of each year for the three year period ending on December 31, 2011. He was awarded $540,000 in value of PARS in the form of a grant of 18,764 shares under the 2007 PARS Program. The shares vest pro rata on December 31 of each year for the four year period ending on December 31, 2010. For 2007 he was granted options to purchase 187,751 shares of common stock at an exercise price of $24.38 per share, which was a 20% premium to the market price of the common stock at the date of grant. “All Other Compensation” includes $9,753, $10,786 and $8,469 for company paid health insurance (including dental) in 2009, 2008 and 2007, respectively, and $10,000, $10,000 and $10,485 for company paid life insurance, accidental death and disability insurance and disability insurance in 2009, 2008 and 2007, respectively.

(3)	Mr. Messenger joined us in August 2002 and was appointed our Chief Financial Officer effective June 2, 2008. In connection with his appointment as our Chief Financial Officer, Mr. Messenger was granted $300,000 in value of restricted stock at a price of $24.75 per share, which will vest pro rata over a four-year period ending June 2, 2012. The dollar amount of this grant is reflected in the “Stock Awards” column. Mr. Messenger received $325,000 of his 2009 bonus, $475,000 of his 2008 bonus, and $150,000 of his 2007 bonus in the form of cash. He received $100,000 and $50,000 of his 2009 and 2007 bonuses in the form of a grant of 6,472 and 2,392 shares of restricted common stock at a price of $15.45 and $20.91 per share on the date of grant, which was February 12, 2010 and January 1, 2008, respectively. These shares of restricted stock are reflected above under “Stock Awards.” The shares of restricted common stock vest pro rata over a four year period from the date of grant. Distributions are paid on the restricted common stock at the same rate as on unrestricted stock. Under the 2009 PARS Program, Mr. Messenger was awarded $225,000 in value of PARS in the form of a grant of 16,161 shares. The shares vest pro rata on December 31 of each year for the three year period ending on December 31, 2012. Under the 2008 PARS Program, Mr. Messenger was awarded $45,000 in value of PARS in the form of a grant of 2,153 shares. The shares vest pro rata on December 31 of each year for the three year period ending on December 31, 2011. Under the 2007 PARS Program, Mr. Messenger was awarded $50,991 in value of PARS in the form of a grant of 1,604 shares. The shares vest pro rata on December 31 of each year for the four year period ending on December 31, 2010. “All Other Compensation” includes $9,753, $10,786 and $8,469 for company paid health insurance (including dental) in 2009, 2008 and 2007, respectively, and $5,500, $4,600 and $3,400 for company paid life insurance, accidental death and disability insurance and disability insurance in 2009, 2008 and 2007, respectively.

(4)	Mr. Troupe joined the company on March 3, 2008 and his annual base salary is $450,000. The amount reflected in the table above under “Salary” is the prorated amount of his annual base salary that he received in 2008. Upon his commencement of employment with the company on March 3, 2008, Mr. Troupe was granted 176,911 shares of restricted common stock at a price of $21.94 per share. The total price for the restricted shares, as reflected above under “Stock Awards,” was based on the average closing sales prices of our common stock for the last 20 trading as of February 12, 2008. The shares of restricted stock vest pro rata over a four-year period ending March 3, 2012, with vesting contingent upon Mr. Troupe’s continued employment with us on the vesting dates. Distributions are paid on the restricted stock at the same rate as on unrestricted stock. On March 3, 2008, Mr. Troupe was also granted an option to purchase 216,540 shares of our common stock at an exercise price of $24.38 per share, which will vest pro rata over a four-year period ending March 31, 2012. This grant is reflected above under “Option Awards.” Mr. Troupe received $850,000 of his 2009 bonus in cash, and he received part of his 2009 long-term incentive compensation in the form of 58,151 shares of restricted stock at a price of $11.17, the vesting of which was contingent on achieving FFO of $1.00 in 2009, which the company achieved. He received the other part of his 2009 long-term incentive compensation in the form of options to purchase 546,218 shares of our common stock, with an exercise price of $10.06 per share (see footnote (1) for valuation methodology). The options vests in equal installments on the first three anniversaries of the grant date, which was February 12, 2009, subject to his continued employment with the company. Mr. Troupe received $1,200,000 of his 2008 bonus in cash and $200,000 in the form of a grant of 168,067 options to purchase our common stock at a price of $10.06 per share on the date of grant (see footnote (1) for valuation methodology), which date was February 12, 2009. Under the 2008 PARS Program, Mr. Troupe was awarded $350,000 in value of PARS in the form of a grant of 16,742 shares. The shares vest pro rata on December 31 of each year for the three year period ending on December 31, 2011. “All Other Compensation” includes $6,212 and $6,938 for company paid health insurance (including dental) in 2009 and 2008, respectively, and $9,000 and $9,000 for company paid life insurance, accidental death and disability and disability insurance in 2009 and 2008, respectively.

(5)	Mr. Wallis received $680,000 of his 2009 bonus, $1,250,000 of his 2008 bonus, and $900,000 of his 2007 bonus in cash. He received part of his 2009 long-term incentive compensation in the form of 58,151 shares of restricted stock at a price of $11.17, the vesting of which was contingent on achieving FFO of $1.00 in

2009, which the company achieved. He received the other part of his 2009 long-term incentive compensation in the form of options to purchase 546,218 shares of our common stock, with an exercise price of $10.06 per share (see footnote (1) for valuation methodology). The options vests in equal installments on the first three anniversaries of the grant date, which was February 12, 2009, subject to his continued employment with the company. He received $250,000 of his 2008 bonus in the form of a grant of 210,084 options to purchase our common stock at a price of $10.06 per share on the date of grant (see footnote (1) for valuation methodology), which was February 12, 2009. He received $200,000 of his 2007 bonus in the form of a grant of 9,229 shares of restricted common stock at a price of $21.67 per share on the date of grant, which was February 7, 2008. These shares of restricted stock are reflected above under “Stock Awards.” The shares of restricted common stock vest pro rata over a four year period from the date of grant. Distributions are paid on the restricted common stock at the same rate as on unrestricted stock. Under the 2008 PARS Program, Mr. Wallis was awarded $350,000 in value of PARS in the form of a grant of 16,742 shares. The shares vest pro rata on December 31 of each year for the three year period ending on December 31, 2011. Under the 2007 PARS Program, Mr. Wallis was awarded $350,000 in value of PARS in the form of a grant of 10,900 shares. The shares vest pro rata on December 31 of each year for the four year period ending on December 31, 2010. “All Other Compensation” includes $6,862, $7,588 and $5,687 for company paid health insurance (including dental) in 2009, 2008 and 2007, respectively, and $9,000, $9,000 and $6,000 for company paid life insurance, accidental death and disability insurance and disability insurance in 2009, 2008 and 2007, respectively.

(6)	Mr. Giannotti received $650,000 of his 2009 bonus, $550,000 of his 2008 bonus and $550,000 of his 2007 bonus in the form of cash. Under the 2009 PARS Program, Mr. Giannotti was awarded $45,000 in value of PARS in the form of a grant of 3,232 shares. The shares vest pro rata on December 31 of each year for the three year period ending on December 31, 2012. Under the 2008 PARS Program, Mr. Giannotti was awarded $30,000 in value of PARS in the form of a grant of 1,435 shares. The shares vest pro rata on December 31 of each year for the three year period ending on December 31, 2011. Mr. Giannotti was awarded $35,933 in value of PARS in the form of a grant of 1,132 shares under the 2007 PARS Program. The shares vest pro rata on December 31 of each year for the four year period ending on December 31, 2010. “All Other Compensation” includes $9,753, $10,786 and $8,469 for company paid health insurance (including dental) in 2009, 2008 and 2007, respectively, and $4,800, $4,800 and $4,800 for company paid life insurance, accidental death and disability insurance and disability insurance in 2009, 2008 and 2007, respectively.

Grants of Plan-Based Awards Table

The following table provides information concerning each grant of a plan-based award made to a named executive officer in the 2009 fiscal year.

									All	All Other
									Other	Option			Grant
		Date of							Stock	Awards:	Exercise		Date
		Committee	Estimated Future Payouts			Estimated Future Payouts			Awards:	Number of	or Base		Fair
		Action, if	Under Non-Equity Incentive			Under Equity Incentive			Number	Securities	Price of	Closing	Value
		Different	Plan Awards			Plan Awards			of Shares	Underlying	Option	Price on	of
	Grant	from	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock	Options	Awards	Grant	Stock and
Name	Date	Grant	($)	($)	($)	(#)	(#)	(#)	or Units	(#)	($/Sh)	Date	Option
(a)	(b)	Date	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	($/Sh)	Awards(1)

Thomas W. Toomey	2/12/09		—	—	—	—	—	—	—	1,680,672	$10.06	$10.06	$2,000,000
	3/16/09	2/13/09	—	—	—	—	—	—	23,917	—	—	$7.59	$181,530
David L. Messenger	3/16/09	2/13/09	—	—	—	—	—	—	2,153	—	—	$7.59	$16,341
Warren L. Troupe	2/12/09		—	—	—	—	—	—	58,151	—	$10.06	$10.06	$584,999
	2/12/09		—	—	—	—	—	—	—	546,218	$10.06	$10.06	$650,000
	2/12/09		—	—	—	—	—	—	—	168,067	$10.06	$10.06	$200,000
	3/16/09		—	—	—	—	—	—	16,742	—	—	$7.59	$127,072
W. Mark Wallis	2/12/09		—	—	—	—	—	—	58,151	—	$10.06	$10.06	$441,366
	2/12/09		—	—	—	—	—	—	—	546,218	$10.06	$10.06	$650,000
	2/12/09		—	—	—	—	—	—	—	210,084	$10.06	$10.06	$250,000
	3/16/09		—	—	—	—	—	—	16,742	—	—	$7.59	$127,072
Richard A. Giannotti	3/16/09	2/13/09	—	—	—	—	—	—	1,435	—	—	$7.59	$10,892

(1)	For information regarding the valuation assumptions used in computing grant date fair value, refer to “Note 8, Employee Benefit Plans” in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

PARS Program

As part of our LTI compensation, executive officers are eligible to receive grants of Performance Accelerated Restricted Stock Awards, or “PARS,” under our 1999 Long-Term Incentive Plan. Under our PARS program, an executive may be awarded a number of shares of restricted common stock with a target grant date value equal to a percentage of the participating executive’s base salary. The shares of restricted common stock may be adjusted, upward or downward, based on the company’s FFO and incremental growth in FFO compared to selected peer companies in the REIT industry and our FFO targets during the performance period. The target award level is set by the Compensation Committee, in consultation with our CEO, each year and compares our performance to the relative performance of the selected peer companies during the performance period, which ends at the end of the fiscal year. Participants are paid dividends on the target award shares during the performance period.

In December 2008, the Compensation Committee approved the 2009 PARS Program, which commenced as of January 1, 2009 with a possible maximum pay-out of $2,326,411 if the company’s performance is at 100% of FFO targeted levels. The number of PARS granted to the participants in the 2009 PARS Program was based on the trailing 20-day average closing price of our common stock as of December 31, 2008, the date of grant, which price was $13.92. The Compensation Committee retained discretion to decrease or increase the 2009 PARS program payouts by 20%. Under the 2009 PARS program payout was based on a sliding scale dependant upon achievement of core FFO against the company’s business plan. The FFO target was $1.38 per share, or a core FFO of $1.32 per share. Core FFO is defined as FFO excluding amounts for debt repurchase gains, debt tender premiums, tax benefits and joint venture adjustment. The company achieved a core FFO of $1.24 per share for 2009, or 94% of the target core FFO of $1.32 per share. Therefore, the actual achieved payout was 69% (94% of the 74% target payout). The Compensation Committee increased the payout from 69% to 75% in light of the difficult economic issues the company faced in 2009.

The earned shares under the 2009 PARS program vest over three years. There were 58 participants in the 2009 PARS Program. Among our named executive officers, only Messrs. Messenger and Giannotti participated in the 2009 PARS Program. Messrs. Toomey, Troupe and Wallis participated in the 2009 LTI plan described below.

The target award levels expressed as a percentage of the 2009 base salary, the initial number of shares and the actual number of shares granted to our participating named executive officers under the 2009 PARS program were are as follows:

	Percentage of	Target Award	Actual Award
	Base Salary	(Shares)	(Shares)

David L. Messenger	109%	21,548	16,161
Richard A. Giannotti	25%	4,310	3,232

Under the 2009 LTI plan for Messrs. Toomey, Troupe and Wallis, the target, initial and actual award levels granted to Messrs. Toomey, Troupe and Wallis were as follows:

		Target/Actual		Target/Actual	Target/Actual Award
	Amount of Award	Award (Shares)		Award (Options)	Option Strike Price

Thomas W. Toomey	$2,000,000	-0-		1,680,672	$10.06
Warren L. Troupe	$1,300,000	58,151	(1)	546,218	10.06
W. Mark Wallis	$1,300,000	58,151	(1)	546,218	10.06

(1)	The vesting of the shares (granted at a price of $11.17 per share) was contingent on achieving an FFO of $1.00 per share in 2009, which the company achieved.

Participants are paid dividends on the target award shares during the performance period. Subject to the participant’s continued employment with us, the actual award shares vest pro rata over three years from the date of grant in three annual installments.

In February 2008, the Compensation Committee approved the 2008 PARS Program, which commenced January 1, 2008 with a maximum pay-out of $5.7 million if the company’s performance was at 100% of FFO, operations and NAV targeted levels. The number of PARS granted to the participants in the 2008 PARS Program was based on the closing price of our common stock on December 31, 2007, the date of the grant, which price was $20.9055. The actual number of shares earned could have ranged from 0% to 124% of the target award level depending on the company’s performance during the performance period. For the 2008 PARS Program, the Compensation Committee authorized actual awards at FFO — 50%, Operations — 104% and NAV — 0% of the targeted award level. The earned shares vest over three years. There were 64 participants in the 2008 PARS Program.

For the 2008 PARS Program, the target award levels expressed as a percentage of the 2008 base salary, the initial number of shares and the actual number of shares granted to our participating named executive officers was as follows:

	Percentage of	Target Award	Actual Award
	Base Salary	(Shares)	(Shares)

David L. Messenger	50%	4,305	2,152
Richard A. Giannotti	25%	2,870	1,435

The 2008 LTI plan for Messrs. Toomey, Troupe and Wallis was based on FFO and NAV growth, with the targeted award levels, the initial number of shares and the actual number of shares granted to Messrs. Toomey, Troupe and Wallis as follows:

			Target Award	Actual Award
	Amount of Award		(Shares)	(Shares)

Thomas W. Toomey	$2,000,000	(1)	95,668	23,917
Warren L. Troupe	$1,400,000	(2)	66,968	16,742
W. Mark Wallis	$1,400,000	(2)	66,968	16,742

(1)	$1,000,000 FFO linked compensation and $1,000,000 NAV linked compensation which paid $0 for NAV and $500,000 for FFO.

(2)	$700,000 FFO linked compensation and $700,000 NAV linked compensation which paid $0 for NAV and $350,000 for FFO.

Out-Performance Program (Utilized Prior to 2008)

Prior to 2008, the Compensation Committee utilized out-performance programs which were designed to provide participants with the possibility of substantial returns on their investment if the total return on our common stock exceeded targeted levels, while putting the participants’ investment at risk if those levels were not exceeded. The last out-performance program that was utilized by the Compensation Committee was the Series E Out-Performance Program. Under the terms of the Series E Out-Performance Program, certain of our executive officers were given the opportunity to purchase interests in UDR Out-Performance V, LLC, a Delaware limited liability company (the “Series E LLC”), the only asset of which was a special class of partnership units, which we refer to as the “Series E Out-Performance Partnership Shares” or “Series E OPPSs,” of United Dominion Realty, L.P., our operating partnership (“UDR LP”). The Series E LLC agreed to sell up to 805,000 membership interests to certain members of our senior management at a price of $1.00 per unit. The aggregate purchase price of $805,000 for the Series E OPPSs, assuming 100% participation, was set by the Compensation Committee based upon the advice of Houlihan Lokey, an independent valuation expert.

The Series E Program measured the cumulative total return on our common stock over the 36-month period beginning January 1, 2007 and ending December 31, 2009.

The Series E Program was designed to provide participants with the possibility of substantial returns on their investment if the cumulative total return on our common stock, as measured by the cumulative amount of dividends paid plus share price appreciation during the measurement period was at least the equivalent of a 36% total return, or 12% annualized (“Minimum Return”). At the conclusion of the measurement period, if our cumulative total return satisfied these criteria, the Series E LLC as holder of the Series E OPPSs would receive (for the indirect benefit of the Series E participants as holders of interests in the Series E LLC) distributions and allocations of income and loss from UDR LP equal to the distributions and allocations that would be received on the number of units of UDR LP obtained by: (i) determining the amount by which the cumulative total return of our common stock over the measurement period exceeded the Minimum Return (such excess being the “Excess Return”); (ii) multiplying 2% of the Excess Return by our market capitalization (defined as the average number of shares outstanding over the 36-month period, including common stock, common stock equivalents and OP Units); and (iii) dividing the number obtained in (ii) by the market value of one share of our common stock on the valuation date, computed as the volume-weighted average price per day of the common stock for the 20 trading days immediately preceding the valuation date. For the Series E OPPSs, the number determined pursuant to clause (ii) above was capped at 0.5% of market capitalization. If, on the valuation date, the cumulative total return of UDR’s common stock did not meet the Minimum Return, then the Series E participants would forfeit their entire initial investment.

The Series E LLC membership interests held by our named executive officers in accordance with the Series E Program were as follows:

	Series E	Percent of
	Interests, Purchased at $1.00	Series E Interests
Name	per LLC Interest	Outstanding

Thomas W.Toomey	345,000	66.7%
David L. Messenger	0	0%
Warren L. Troupe	0	0%
W. Mark Wallis	172,500	33.3%
Richard A. Giannotti	0	0%

Messrs. Messenger and Giannotti were not eligible and Mr. Troupe did not join the company until 2008 and did not participate in the Series E Program.

At the conclusion of the measurement period on December 31, 2009, the total cumulative return on our common stock did not meet the Minimum Return. As a result, there were no payouts under the Series E OPPSs Program and the investment made by the Series E participants was forfeited.

Matching 401(k) Contributions

In 2009, Messrs. Troupe, Messenger and Giannotti, received a non-discretionary 401(k) matching contribution made by us under our Profit Sharing Plan in the amount of $7,350, $4,571 and $7,350, respectively. In 2008, Messrs. Troupe, Messenger and Giannotti, received a non-discretionary 401(k) matching contribution made by us under our Profit Sharing Plan in the amount of $7,500 each. In 2007, Messrs. Messenger and Giannotti, received a non-discretionary 401(k) matching contribution made by us under our Profit Sharing Plan in the amount of $6,000 and $6,000, respectively. These amounts are reflected in the Summary Compensation Table under “All Other Compensation.”

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of the end of the 2009 fiscal year.

	Option Awards					Stock Awards
									Equity
									Incentive
			Equity					Equity	Plan Awards:
			Incentive					Incentive	Market or
			Plan					Plan Awards:	Payout
			Awards:				Market	Number of	Value of
	Number of	Number of	Number			Number of	Value of	Unearned	Unearned
	Securities	Securities	of Securities			Shares of	Shares or	Shares,	Shares,
	Underlying	Underlying	Underlying			Units of	Units of	Units or	Units or
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Other Rights	Other Rights
	Option	Option	Unearned	Exercise	Option	Have Not	Have Not	That Have	That Have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Thomas W. Toomey	346,464	—	—	$10.30	2/12/11	23,073	$374,094	—	$—
	187,751	—	—	$24.38	2/7/15	15,945	258,468
			1,680,672	$10.06	2/12/19	9,382	152,082
						23,696	384,112
						5,830	94,504
						33,770	547,412
David L. Messenger	5,413	—	—	$13.74	10/25/12	9,091	147,365	21,548	349,293
	9,393	—	—	$25.10	4/1/15	1,794	29,081
						1,435	23,261
						802	13,000
						1,297	21,024
						361	5,852
						551	8,932
Warren L. Troupe	54,135	162,405	—	$24.38	3/3/18	—	—	58,151	942,628
	168,067	—	—	$10.06	2/12/19	11,161	180,920
			546,218	$10.06	2/12/19	132,158	2,142,281
W. Mark Wallis	217,943	—	—	$11.30	4/2/11	—	—	58,151	942,628
	210,084	—	—	$10.06	2/12/19	11,161	180,920
			546,218	$10.06	2/12/19	6,921	112,189
						5,916	95,898
						1,481	24,007
						3,741	60,642
						1,489	24,137
Richard A. Giannotti	24,360	—	—	$9.12	12/05/10	957	15,513	4,310	69,865.10
	16,240	—	—	$25.10	4/1/15	566	9,175
						1,555	25,207

The following table provides grant and vesting dates for each of the unvested stock awards listed in the table above.

	Grant	Unvested
	Date	Shares	Vesting Date

Thomas W. Toomey	2/7/2008	23,073	2/7/2012
	1/1/2008	15,945	1/2 vests on each of 1/1/2010 and 1/1/2011
	1/1/2007	9,382	1/2 vests on each of 1/1/2010 and 1/1/2011
	2/8/2007	23,696	2/8/2011
	1/1/2006	5,830	1/1/2010
	2/13/2006	33,770	2/15/2010
David L. Messenger	6/2/2008	9,091	1/3 vests on each of 6/2/2010, 6/2/2011 and 6/2/2012
	1/1/2008	1,794	1/3 vests on each of 1/1/2010, 1/1/2011 and 1/1/2012
	1/1/2008	1,435	1/2 vests on each of 1/1/2010 and 1/1/2011
	1/1/2007	802	1/2 vests on each of 1/1/2010 and 1/1/2011
	12/8/2006	1,297	1/2 vests on each of 1/1/2010 and 1/1/2011
	5/2/2006	361	5/2/2010
	1/1/2006	551	1/1/2010
Warren L. Troupe	1/1/2008	11,161	1/2 vests on each of 1/1/2010 and 1/1/2011
	3/3/2008	132,158	1/3 vests on each of 3/3/2010, 3/3/2011 and 3/3/2012
W. Mark Wallis	1/1/2008	11,161	1/2 vests on each of 1/1/2010 and 1/1/2011
	2/7/2008	6,921	1/3 vests on each of 2/7/2010, 2/7/2011 and 2/7/2012
	1/1/2007	5,916	1/2 vests on each of 1/1/2010 and 1/1/2011
	2/8/2007	1,481	1/2 vests on each of 2/8/2010 and 2/8/2011
	1/1/2006	3,741	1/1/2010
	2/13/2006	1,489	2/13/2010
Richard A. Giannotti	1/1/2008	957	1/2 vests on each of 1/1/2010 and 1/1/2011
	1/1/2007	566	1/2 vests on each of 1/1/2010 and 1/1/2011
	1/1/2006	1,555	1/1/2010

Option Exercises and Stock Vested

The following table provides information concerning exercise of stock options and vesting of stock during the 2009 fiscal year for each of the named executive officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Exercise	Exercise
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Thomas W. Toomey	—	—	173,089	$1,651,115
David L. Messenger	—	—	3,092	41,184
Warren L. Troupe	—	—	49,633	405,611
W. Mark Wallis	—	—	23,639	288,921
Richard A. Giannotti	—	—	4,650	61,944

Pension Benefits Table

We do not have any pension plans for our associates. We do have a 401(k) plan and our matching contributions are included in the Summary Compensation Table under the heading “All Other Compensation.”

Nonqualified Deferred Compensation Table

We do not have any nonqualified deferred compensation plans for our associates.

Employment and Other Agreements

Employment Arrangements.  In February 2008, we entered into an employment agreement with Warren L. Troupe, our Senior Executive Vice President, General Counsel and Corporate Secretary. Under the terms of the agreement, we have agreed to pay Mr. Troupe a base salary of $450,000 per year, subject to annual review. The agreement also provides that Mr. Troupe is eligible to receive a discretionary cash bonus in the range of 200% to 350% of his annual salary, based on our CEO’s evaluation of Mr. Troupe’s performance together with his ability to accomplish mutually established individual and corporate goals. Under the terms of the agreement, we agreed that Mr. Troupe’s bonus for 2008 would be a minimum of $1,200,000. For 2009, Mr. Troupe received a bonus of $850,000. Pursuant to the agreement, we also granted Mr. Troupe 176,911 shares of restricted common stock priced at approximately $21.94 per share, which shares vest pro rata over a four-year period ending March 3, 2012 subject to Mr. Troupe’s continued employment with us on the vesting dates. He was also granted an option to purchase 216,540 shares of our common stock at an exercise price of $24.38 per share, which will vest pro rata over a four-year period ending March 3, 2012.

As set forth in the agreement, Mr. Troupe will participate in our long-term incentive programs. Mr. Troupe received part of his 2009 long-term incentive compensation in the form of 58,151 shares of restricted stock, granted at a price of $11.17 per share, and he received the other part in the form of options to purchase 546,218 shares of our common stock, with an exercise price of $10.06 per share. For 2008, Mr. Troupe was awarded $700,000 of FFO-linked compensation and $700,000 NAV-linked compensation under our existing PARS program. The final award for 2008 was $0 of NAV-linked compensation and $350,000 of FFO-linked compensation (paid through the issuance of 16,742 shares of restricted stock).

The agreement also provides that Mr. Troupe will receive certain benefits upon a change of control that are described below under the caption “Post-Employment Compensation — Severance and Change of Control Arrangements.” Pursuant to the agreement, Mr. Troupe is eligible to enroll in our medical, dental, life and vision plans. Mr. Troupe’s employment with us is at-will and may be terminated by us or by Mr. Troupe at any time for any reason and without a requirement of cause.

In December 1998, we entered into an employment agreement with Richard A. Giannotti, our Executive Vice President — Redevelopment. We amended the agreement in December 2008 in order to comply with Section 409A of the Code. Under the terms of the agreement, we have agreed to pay Mr. Giannotti an annual base salary of at least $175,000. For 2009, we paid Mr. Giannotti a base salary of $240,000. The employment agreement also provides that Mr. Giannotti shall have the opportunity to earn an annual bonus of at least 45% of his base salary, based upon the company and Mr. Giannotti meeting certain performance goals and objectives as determined by the Compensation Committee. For 2009, Mr. Giannotti received a bonus of $100,000. The employment agreement also provides that Mr. Giannotti may participate in the company’s long-term compensation plans for senior officers as adopted by the board of directors or the Compensation Committee.

Mr. Giannotti’s employment agreement is automatically renewable for successive one year periods, ending as of December 31 of each year, unless sooner terminated in accordance with the terms of agreement. If we terminate the agreement without cause, or if Mr. Giannotti is terminated following a change of control of the company, Mr. Giannotti may be entitled to receive certain payments and other benefits described below under the caption “Post-Employment Compensation — Severance and Change of Control Arrangements.”

In connection with the appointment of Mr. Messenger as our Senior Vice President and Chief Financial Officer in 2008, we agreed to pay Mr. Messenger a base salary of $230,000, subject to annual review. We also granted Mr. Messenger 12,121 shares of restricted common stock priced at approximately $24.75 per share, which shares vest pro rata over a four-year period ending June 2, 2012, subject to Mr. Messenger’s continued employment with us on the vesting dates. Mr. Messenger’s base salary was increased to $275,000 for 2009 because of his additional duties and responsibilities resulting from his promotion to Chief Financial Officer and to make his base compensation more consistent with comparable positions among our peer group companies.

We do not have employment agreements or arrangements with any of our other named executive officers other than the agreements and compensation programs described elsewhere in this proxy statement.

Other Agreements with Executive Officers.  In November 2005, we entered into an aircraft time-share agreement with Mr. Toomey. Under the aircraft time-share agreement, we have agreed to lease an aircraft, including crew and flight services, to Mr. Toomey for personal flights from time to time upon his request. Mr. Toomey will pay us a lease fee equal to all actual expenses of each specific flight within 30 days of receipt of the invoice from the company, which we will provide to Mr. Toomey on the last day of the month in which the flight occurred. Actual expenses include all travel expenses of the crew, in-flight food with beverages, trip-related maintenance, flight planning and weather contract services, repositioning costs, fuel, landing fees and airport taxes, among others. The aircraft time-share agreement may be terminated by either party upon ten days’ notice and automatically terminates upon termination of the aircraft lease or the date Mr. Toomey is no longer employed by us.

In 2009, Mr. Toomey paid us $45,264 under the aircraft time-share agreement.

Post-Employment Compensation — Severance and Change of Control Arrangements

Change of Control.  Under the provisions of our 1999 Long-Term Incentive Plan, all outstanding options, stock appreciation rights and other awards that may be exercised generally become fully exercisable and all restrictions on outstanding awards will lapse upon the occurrence of a change of control unless otherwise provided in the award agreement. “Change of control” is defined in the Plan as (1) a merger or consolidation in which we are not the surviving entity, except for a transaction the principal purpose of which is to change the state in which we are incorporated; (2) the transfer or sale of all or substantially all of our assets other than to an affiliate or subsidiary of ours; (3) the liquidation of our company; or (4) the acquisition by any person, or by a group of persons acting in concert, of more than 50% of our outstanding voting securities, which results in the resignation or addition of 50% or more independent members of our board of directors.

In February 2008, we entered into an employment agreement with Mr. Troupe, our Senior Executive Vice President, General Counsel and Corporate Secretary. Pursuant to the terms of the letter agreement, in the event of a change of control, as such term is defined in the 1999 Long-Term Incentive Plan, all of his outstanding options, restricted stock, and any other awards in the nature of rights that may be exercised shall become fully vested and immediately exercisable; all restrictions on any outstanding other awards held by Mr. Troupe (such as awards of restricted stock) shall lapse; and the balance in any deferred compensation plan or shareholder value plan shall become fully vested and immediately payable. Additionally, if a change of control had occurred within the first 24 months of Mr. Troupe’s employment, he would have been entitled to be paid a minimum of 2 times his 2-year average salary and short-term incentive compensation.

On December 8, 1998, we entered into an employment agreement with Mr. Giannotti, our Executive Vice President — Redevelopment. If the company terminates the agreement without cause, Mr. Giannotti will be entitled to severance compensation that includes one year of base salary, annual incentive compensation actually earned, if any, prorated through the effective date of termination, and an amount equal to the sum of the annual incentive compensation actually earned over the two calendar years prior to the effective date of termination, divided by two. Mr. Giannotti is also entitled to certain compensation following a change of control of the company that results in his termination (unless the termination is by Mr. Giannotti other than for “good reason,” as such term is defined in the employment agreement). This compensation includes two years of base salary and the equivalent of two years of annual incentive compensation based upon the average annual incentive compensation earned by Mr. Giannotti for the two calendar years prior to the effective date of the termination, plus all other amounts to which he is entitled under any of the company’s compensation plans. Under the terms of the employment agreement as amended in December 2008, severance payments and certain compensation following a change of control as discussed above will be delayed to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code.

If a change in control occurred effective as of December 31, 2009, the value of the cash payments and the benefits provided (based on the exercise of options and the release of restrictions on previously granted stock awards) to each of the named executive officers would have been as follows:

			Value of
			Outstanding
		Value of	Restricted	Value of
	Cash	Outstanding	Stock	Unused
Name	Payments	Options	Awards	Vacation	Total

Thomas W. Toomey	$—	$2,047,602	$1,810,673	$36,428	$3,894,703
David L. Messenger	—	13,370	248,516	26,381	288,267
Warren L. Troupe	3,150,000	1,033,612	2,323,201	34,615	6,541,428
W. Mark Wallis	—	1,292,017	497,793	27,593	1,817,402
Richard A. Giannotti	580,000	172,712	49,894	15,630	818,237

For Mr. Giannotti, the information set forth in the table above reflects the amount he would have received if the change of control resulted in his termination, unless the termination is by Mr. Giannotti other than for “good reason” as discussed above. If the company had terminated Mr. Giannotti’s employment agreement without cause effective December 31, 2009, Mr. Giannotti would have been entitled to receive severance compensation in the form of a cash payment of $290,000 in addition to the value of his outstanding stock options, restricted stock awards and unused vacation as set forth in the table above, for a total amount of $528,236.

Severance Benefits.  We believe that, in order to attract and retain the best management talent, companies should provide reasonable severance benefits to employees. We believe these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. They also should disentangle the company from the former employee as soon as practicable. With respect to our senior management, severance benefits are individually negotiated.

With the exception of the letter agreement with Mr. Troupe and the employment agreement with Mr. Giannotti, we currently do not have any other contractual severance arrangements with our named executive officers.

Compensation Risks

We have reviewed our overall compensation programs and practices for our employees, and we believe that any risks arising from those compensation policies and practices are not reasonably likely to have a material adverse effect on the company. In reaching this conclusion, we reviewed the incentives created by our compensation policies and practices, how those incentives may create risks, and the mitigating factors or controls that addressed the potential adverse effect of any such risks. As with the compensation programs and practices in place for our executive officers, we do not believe that any of our incentive compensation arrangements for employees encourage them to take unnecessary or excessive risks that could threaten the value of our company.

Review, Approval or Ratification of Transactions with Related Persons

Our board of directors has adopted a policy relating to the review, approval and ratification of transactions with related persons. The company recognizes that there are situations where related person transactions may be in, or not inconsistent with, the best interest of the company and therefore the board adopted a written policy to provide a procedure for the review, approval or ratification of related person transactions. The policy applies to any transaction, the amount of which exceeds $120,000, between the company and any person who is a director, executive officer or the beneficial owner of more than 5% of any class of the company’s voting securities. Any related person transaction is subject to approval by the board or the executive committee of the board.

Equity Compensation Plan Information

The following table provides information about shares of our common stock that we may issue upon the exercise of options, warrants and rights under our existing equity compensation plans. All information is provided as of December 31, 2009. Our 1999 Long-Term Incentive Plan is our only stockholder approved equity compensation plan.

Number of Securities
Remaining Available
		Weighted-Average	for Future Issuance
	Number of Securities	Exercise Price of	Under Equity
	to be Issued upon	Outstanding	Compensation Plans
	Exercise of	Options,	(Excluding
	Outstanding Options,	Warrants and	Securities Reflected
	Warrants and Rights	Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by the security holders	4,410,824	$11.85	10,113,864

Equity compensation plans not approved by the security holders	—	—	—

Total	4,410,824	$11.85	10,113,864

The weighted average remaining term of the outstanding options is 2.9 years and we have 1,689,108 unvested full value awards outstanding as of December 31, 2009.

Compensation Deductibility Policy

Under Section 162(m) of the Code, we may not receive a federal income tax deduction for compensation paid to our CEO or any of the three other most highly compensated executive officers (other than the CFO) employed on the last day of the fiscal year to the extent that any of such persons receive more than $1,000,000 in compensation in the fiscal year. However, if we pay compensation that is “performance-based” under Section 162(m), we can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year.

Our 1999 Long-Term Incentive Plan has been designed to permit awards under the plan to qualify as “performance-based” and, therefore, compensation realized in connection with options and grants of restricted stock that qualify as performance-based are fully tax deductible on our federal income tax return. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible on our federal income tax returns.

The foregoing policy is subject to change as the Compensation Committee deems necessary from time to time to respond to economic conditions, meet competitive standards and to serve our objectives and our stockholders.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the Securities and Exchange Commission, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee has reviewed and discussed our unaudited financial statements for the quarters ended March 31, June 30 and September 30, 2009 and our December 31, 2009 audited financial statements with management and with Ernst & Young LLP, our independent accountants. Each member of the Audit Committee is “independent” in accordance with the applicable corporate governance listing standards of the NYSE.

The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. This included (1) the auditor’s judgment about the quality, not just the acceptability, of our accounting principles as applied in our financial reporting, (2) methods used to account for significant unusual transactions, (3) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (4) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates, (5) the auditor’s responsibility for other information containing audited financial statements, such as “Management’s Discussion and Analysis of Financial Conditions and Results of Operation,” the level of responsibility assumed by the auditor in auditing the financial statements and that such audit is designed to obtain reasonable, rather than absolute, assurance about financial statements, and (6) any disagreements with management over the application of accounting principles.

In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, regarding their independence, and has discussed with Ernst & Young LLP their independence relative to us, including whether the provision of their services is compatible with maintaining Ernst & Young LLP’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the board that the December 31, 2009 audited financial statements be included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Thomas C. Wajnert, Chair
Robert P. Freeman
Jon A. Grove
Thomas R. Oliver
Mark J. Sandler

Audit Fees

In connection with the audit of the 2009 financial statements, we entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table sets forth the aggregate fees billed or to be billed by Ernst & Young LLP for the following services during fiscal 2009 and fiscal 2008.

Description of Services	2009	2008

Audit Fees(1)	$1,430,100	$1,397,100
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	400,595
All Other Fees	—	—

Total	$1,430,100	$1,797,695

(1)	Audit fees consist of fees for the audit and review of the company’s consolidated financial statements, acquisition audits, statutory audits, comfort letters, consents, debt covenant letters and assistance with and review of documents filed with the SEC.

(2)	Audit-related fees consist of fees for audit-related fees for partnership and benefit plan audits, review of proxy materials, accounting advice in connection with specific transactions, internal control reviews and various attestation engagements.

(3)	Tax fees consist of fees for tax compliance, tax advisory services (1031 and state planning) and tax planning.

Pre-Approval Policies and Procedures

The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all audit and permitted non-audit services to be performed for the company by the independent auditors. All of the fees paid to the independent auditors that are shown in the chart above for 2009 were approved by the Audit Committee in accordance with the procedures described below.

The Audit Committee reviews at its meetings audit and non-audit services proposed to be provided by the independent auditors. The Committee has delegated to the Chair, or an alternate member of the Audit Committee, the authority to grant pre-approvals if either deems it necessary or appropriate to consider a pre-approval request without a meeting of the full Audit Committee. Pre-approvals by the Chair or alternate member are reviewed with the Audit Committee at its next regularly scheduled meeting.

In considering the pre-approval of proposed audit or non-audit services by the independent auditors, management reviews with the Audit Committee or its delegate, a description of and the budget for the proposed service and the reasons that the independent auditors are being requested to provide the services, including any possible impact on the independence of the independent auditors. Additional Audit Committee approval is required if the pre-approved services exceed the pre-approved budgeted amount for the services.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP, independent registered public accounting firm, served as our auditors for fiscal 2009. Our Audit Committee has selected Ernst & Young LLP to audit our financial statements for fiscal 2010. We expect that a representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to answer any appropriate questions from stockholders.

Vote Required and Board of Directors’ Recommendation

Although it is not required to do so, the board of directors is submitting the Audit Committee’s selection of our independent auditors for ratification by the stockholders at the meeting in order to ascertain the view of our stockholders regarding such selection. The affirmative vote of a majority of the votes cast at the meeting will be required to approve this proposal. In the event the stockholders do not ratify this appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified by the stockholders, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the company and its stockholders.

Our board of directors recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2010.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on our review of the copies of such forms received by us or written representations from certain reporting persons that no Form 5s were required for such persons, we believe that, during fiscal 2009, all Section 16(a) filing requirements applicable to our executive officers, directors and 10% stockholders were complied with, except as follows: (i) Mr. Toomey inadvertently failed to file a Form 4 on a timely basis with respect to one transaction, (ii) Mr. Troupe inadvertently failed to file a Form 4 on a timely basis with respect to three transactions, (iii) Mr. Wallis inadvertently failed to file a Form 4 on a timely basis with respect to five transactions, and (iv) Mr. Klingbeil inadvertently failed to file a Form 5 with respect to one transaction.

Delivery of Voting Materials

To reduce the expenses of delivering duplicate materials to our stockholders, we are delivering one copy of the Notice of Internet Availability to stockholders who share the same address unless otherwise requested. The Notice of Internet Availability will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice of Internet Availability also instructs you as to how you may submit your proxy through the Internet. If you would like to receive a paper or e-mail copy of the proxy materials, you should follow the instructions for requesting such materials in the Notice of Internet Availability.

If you share an address with another stockholder and have received only one copy of the Notice of Internet Availability, and would like to request a separate copy of the Notice of Internet Availability, you may write or call us to request a separate copy of the Notice of Internet Availability at no cost to you. For future annual meetings, you may request a separate copy of the Notice of Internet Availability or request that we only send one copy of the Notice of Internet Availability to you if you are receiving multiple copies by calling us at 720.283.6120 or by writing to us to the attention of Investor Services, 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540.

Annual Report

We will, upon written request and without charge, provide to any person solicited hereunder, a copy of our Annual Report on Form 10-K for the year ended December 31, 2009, including financial statements and financial statement schedules, as filed with the SEC. Requests should be addressed to the attention of Investor Services, 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540.

Matters to be Presented at the 2011 Annual Meeting of Stockholders

In accordance with our Amended and Restated Bylaws, any stockholder who intends to submit a proposal at our 2011 annual meeting of stockholders must, in addition to complying with the applicable laws and regulations governing submission of such proposals, deliver the proposal to us for consideration no sooner than December 3, 2010 and no later than January 2, 2011. Such proposal should be sent to our Corporate Secretary at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129-1540.

It is important that proxies be returned promptly. We depend upon all stockholders promptly signing and returning the enclosed proxy to avoid costly solicitation. You can save us considerable expense by signing and returning your proxy at once. You may also vote electronically through the Internet or by telephone as shown on the enclosed proxy card and as discussed above.

For the Board of Directors
UDR, INC.

WARREN L. TROUPE
Senior Executive Vice President
and Corporate Secretary

Dated: April 2, 2010

UDR, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 14, 2010
11:00 a.m. Local Time
Hilton New York
1335 Avenue of the Americas
New York, New York 10019
This proxy is solicited on behalf of the Board of Directors of UDR, Inc. for use at the Annual Meeting on May 14, 2010.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.
By signing the proxy, you (i) acknowledge receipt of the notice of annual meeting of stockholders and proxy statement, each dated April 2, 2010, (ii) revoke all prior proxies, and (iii) appoint James D. Klingbeil and Thomas W. Toomey, or either of them, as proxies and attorneys-in-fact, each with the power to appoint his substitute and hereby authorizes them to represent and to vote the shares which you would be entitled to vote if then and there personally present on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and any adjournment thereof.
See reverse for voting instructions
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
UDR, Inc.’s Notice of Annual Meeting and Proxy Statement and Annual Report/Form 10-K for the year ended
December 31, 2009 are available on the Internet at www.proxyvote.com.

UDR, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 14, 2010
The stockholder(s) hereby appoint(s) James D. Klingbeil and Thomas W. Toomey, or either of them, as proxies and attorneys-in-fact, each with the power to appoint his substitute and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock and/or Series E preferred stock or Series F preferred stock of UDR, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m., local time on May 14, 2010, at the Hilton New York located at 1335 Avenue of the Americas, New York, New York, and any adjournment or postponement thereof.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL NO. 2.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes:

(if you noted any Address Changes above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

UDR, INC. 1745 SHEA CENTER DRIVE SUITE 200 HIGHLANDS RANCH, CO 80129
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by UDR, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to UDR, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                                        UDRIN1                                        KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UDR, INC.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEMS 1 AND 2:
Vote on Directors
1. ELECTION OF DIRECTORS Nominees:
01)	Katherine A. Cattanach	06)	Lynne B. Sagalyn
02)	Eric J. Foss	07)	Mark J. Sandler
03)	Robert P. Freeman	08)	Thomas W. Toomey
04)	Jon A. Grove	09)	Thomas C. Wajnert
05)	James D. Klingbeil

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

o	o	o

 Vote on Proposal

	For	Against	Abstain
2. Proposal to ratify the appointment of Ernst & Young LLP to serve as our independent auditors for the year ending December 31, 2010.	o	o	o

Note: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR Items 1 and 2. If any other matters properly come before the meeting or any adjournment of the meeting, the person named in this proxy will vote in their discretion.

For address changes, please check this box and write them on the back where indicated.		o	Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.
Please indicate if you plan to attend this meeting.	o Yes	o No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date